Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

ANALOGIC CORPORATION,

AC MERGER SUB, INC.

and

ANLG HOLDING COMPANY, INC.

Dated as of April 10, 2018

4.3	Information Provided	28
4.4	Operations of the Merger Sub	28
4.5	Financing	28
4.6	Guarantee	29
4.7	Solvency	30
4.8	Ownership of Company Common Stock.	30
4.9	Litigation	30
4.10	Other Agreements or Understandings	31
4.11	Brokers	31
4.12	Independent Investigation	31
4.13	No Other Company Representations or Warranties	31
4.14	Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans	32

Article V Conduct of Business		33
5.1	Covenants of the Company	33
5.2	Conduct of Business by the Parent and the Merger Sub Pending the Merger	37

Article VI Additional Agreements		37
6.1	No Solicitation	37
6.2	Preparation of Proxy Statement; Company Shareholder Approval of the Merger	40
6.3	Nasdaq Listing	41
6.4	Confidentiality; Access to Information	41
6.5	Legal Conditions to the Merger	42
6.6	Public Disclosure	44
6.7	Indemnification	45
6.8	Notification of Certain Matters	46
6.9	Employee Benefits Matters	47
6.10	State Takeover Laws	48
6.11	Rule 16b-3	48
6.12	Control of Operations	48
6.13	Security Holder Litigation	48
6.14	Financing	49

Article VII Conditions to Merger		53
7.1	Conditions to Each Party’s Obligation To Effect the Merger	53
7.2	Conditions to the Obligations of the Company	54
7.3	Conditions to the Obligations of the Parent and the Merger Sub	54

Article VIII Termination and Amendment		55
8.1	Termination	55
8.2	Effect of Termination	57
8.3	Fees and Expenses	57
8.4	Amendment	58
8.5	Extension; Waiver	59
8.6	Procedure for Termination, Amendment, Extension or Waiver	59

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Article IX Defined Terms		59
Article X Miscellaneous		70
10.1	Nonsurvival of Representations and Warranties	70
10.2	Notices	70
10.3	Entire Agreement	72
10.4	Third Party Beneficiaries	72
10.5	Assignment	72
10.6	Severability	72
10.7	Counterparts and Signature	73
10.8	Interpretation	73
10.9	Governing Law	73
10.10	Remedies	74
10.11	Submission to Jurisdiction	75
10.12	Disclosure Schedule	76
10.13	Parent Guarantee	76
10.14	Waiver of Jury Trial	76
10.15	Debt Financing Sources Provisions	77

Exhibit A                               Form of Articles of Organization of the Surviving Corporation

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), is made and entered into as of this 10th day of April, 2018, by and among ANLG Holding Company, Inc., a Delaware corporation (the “Parent”), AC Merger Sub, Inc., a Massachusetts corporation and a wholly owned subsidiary of the Parent (the “Merger Sub”), and Analogic Corporation, a Massachusetts corporation (the “Company”).

RECITALS

WHEREAS, the parties intend that the Merger Sub, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the MBCA, merge with and into the Company, with the Company continuing as the surviving corporation of such merger (the “Merger”) and each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares of Company Common Stock to be cancelled in accordance with Section 2.1(b) and Dissenting Shares) being converted in the Merger into the right to receive $84.00 per share, without interest thereon and subject to Section 2.5 (the “Merger Consideration”);

WHEREAS, the Company Board has as of the date hereof unanimously (i) determined that this Agreement and the Merger are in the best interests of the Company; (ii) adopted this Agreement; (iii) approved the Merger; (iv) directed that this Agreement be submitted to the Company’s shareholders for approval; and (v) resolved to recommend approval of this Agreement by the Company’s shareholders;

WHEREAS, the respective boards of directors of the Parent and the Merger Sub have adopted, approved and declared it advisable for the Parent and the Merger Sub to enter into this Agreement and to consummate the Merger and the other transactions contemplated by this Agreement, upon the terms and subject to the conditions set forth herein; and

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to the Company’s willingness to enter into this Agreement, each of the parties identified as a “Guarantor” in the Guarantee (each, a “Guarantor”) is entering into the Guarantee with respect to certain obligations of the Parent and the Merger Sub under this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the Parent, the Merger Sub and the Company, intending to be legally bound, hereby agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the MBCA, the Merger Sub shall merge with and into the Company at the Effective Time.

1.2 Effective Time of the Merger. Upon the terms and subject to the conditions set forth in this Agreement, as soon as practicable on the Closing Date, the Parent, the Merger Sub and the Company shall cause articles of merger or other appropriate documents (in any such case, the “Articles of Merger”) to be duly prepared, executed and acknowledged in accordance with the relevant provisions of the MBCA and filed with the Secretary of State. The Merger shall become effective upon the due filing of the Articles of Merger with the Secretary of State or at such subsequent time or date as the Parent and the Company shall agree and specify in the Articles of Merger (the “Effective Time”).

1.3 Closing. Subject to the satisfaction or waiver (to the extent permitted by law) of the conditions set forth in Article VII, the Closing shall take place at the offices of Wilmer Cutler Pickering Hale and Dorr LLP, 60 State Street, Boston, MA 02109 as soon as practicable (but in any event no later than the second Business Day) following the day on which the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of such conditions) shall be satisfied or waived in accordance with this Agreement; provided, that if the Interim Period has not ended at the time of the satisfaction or waiver of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of such conditions), then, subject to the continued satisfaction or waiver of the conditions set forth in Article VII at such time, the Closing shall occur instead on the earliest of (a) any Business Day during the Interim Period as may be specified by the Parent on not less than three Business Days’ prior written notice to the Company (it being understood that such date may be conditioned upon the simultaneous completion of the Debt Financing), (b) the first Business Day immediately following the final Business Day of the Interim Period or (c) such other time, date or place as is agreed to in writing by the Parent and the Company.

1.4 Effects of the Merger. At the Effective Time (a) the separate existence of the Merger Sub shall cease, the Merger Sub shall be merged with and into the Company and the Company shall continue as the Surviving Corporation in the Merger and (b) the articles of organization of the Company as in effect immediately prior to the Effective Time shall be amended and restated in its entirety to read as set forth on Exhibit A, until further amended in accordance with the MBCA, subject to Section 6.7(b). In addition, subject to Section 6.7(b), the Parent shall cause the bylaws of the Surviving Corporation to be amended and restated in their entirety so that, immediately following the Effective Time, they are identical to the bylaws of the Merger Sub as in effect immediately prior to the Effective Time, except that all references to the name of the Merger Sub therein shall be changed to refer to the name of the Company, and, as so amended and restated, such bylaws shall be the bylaws of the Surviving Corporation, until further amended in accordance with the MBCA. The Merger shall have the effects set forth in Section 11.07 of the MBCA and in this Agreement.

1.5 Directors and Officers of the Surviving Corporation. The directors of the Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, and the officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case to hold office in accordance with the articles of organization and bylaws of the Surviving Corporation and until their successors are duly elected and qualified.

ARTICLE II

TREATMENT OF COMPANY SECURITIES

2.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the Company, the Merger Sub, the Parent or the holder of any shares of the capital stock of the Company or capital stock of the Merger Sub:

(a) Capital Stock of the Merger Sub. Each share of the common stock, par value $0.01 per share, of the Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

(b) Cancellation of Parent-Owned Stock. Any shares of Company Common Stock owned by any Subsidiary of the Company, the Parent, the Merger Sub or any other Subsidiary of the Parent immediately prior to the Effective Time shall be cancelled and shall cease to exist and no consideration shall be delivered in exchange therefor.

(c) Merger Consideration for Company Common Stock. Subject to Section 2.2 each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be cancelled in accordance with Section 2.1(b) and Dissenting Shares) shall be automatically converted into the right to receive the Merger Consideration. As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a Certificate or Uncertificated Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration pursuant to this Section 2.1(c) in accordance with the provisions of Section 2.2.

(d) Adjustments to Merger Consideration. Subject to the limitations set forth in Section 5.1(a) and Section 5.1(b) below, the Merger Consideration shall be adjusted to reflect fully the effect of any reclassification, stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Company Common Stock), reorganization, recapitalization or other like change with respect to Company Common Stock occurring (or for which a record date is established) after the date hereof and prior to the Effective Time.

2.2 Surrender of Certificates.

(a) Paying Agent. Prior to the Effective Time, Parent shall engage the Paying Agent pursuant to an agreement reasonably acceptable to the Company. Immediately prior to the Effective Time, the Parent shall deposit with the Paying Agent, for the benefit of the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time, for payment through the Paying Agent in accordance with this Section 2.2, the Payment Fund (it being understood and agreed that Parent may elect to use the available unrestricted cash of the Company and its Subsidiaries to fund a portion of the Payment Fund at the Closing). The Payment Fund shall not be used for any other purpose. The Payment Fund shall be invested by the Paying Agent as directed by the Parent; provided, however, that such investments shall be in obligations of or guaranteed by the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $10 billion (based on the most recent financial statements of such bank which are then publicly available); provided, however, that no gain or loss thereon shall affect the amounts payable hereunder and the Parent shall take all actions necessary to ensure that, from and after the Effective Time, the Payment Fund includes at all times cash sufficient to satisfy the Parent’s obligation to pay the Merger Consideration under this Agreement. Any interest and other income resulting from such investments (net of any losses) shall be paid to the Parent pursuant to Section 2.2(e). In the event the Payment Fund is diminished below the level required for the Paying Agent to make prompt cash payments as required under Section 2.2(b), including any such diminishment as a result of investment losses, the Parent shall, or shall cause the Surviving Corporation to, immediately deposit additional cash into the Payment Fund in an amount equal to the deficiency in the amount required to make such payments.

(b) Exchange Procedures.

(i) Promptly (and in any event within three (3) Business Days) after the Effective Time, the Parent shall cause the Paying Agent to mail to each holder of record of a Certificate (A) a letter of transmittal in customary form specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof as provided in Section 2.2(g)) to the Paying Agent, and (B) instructions for use in effecting the surrender of the Certificates (or affidavits of loss in lieu thereof as provided in Section 2.2(g)) in exchange for the Merger Consideration payable with respect thereto. Upon surrender of a Certificate (or affidavit of loss in lieu thereof as provided in Section 2.2(g)) to the Paying Agent in accordance with the terms of such letter of transmittal, duly executed, the holder of such Certificate shall be promptly paid in exchange therefor a cash amount in immediately available funds equal to (1) the number of shares of Company Common Stock formerly represented by such Certificate (or affidavit of loss in lieu thereof as provided in Section 2.2(g)) multiplied by (2) the Merger Consideration, and the Certificate so surrendered shall forthwith be cancelled.

(ii) Notwithstanding anything to the contrary in this Agreement, any holder of Uncertificated Shares shall not be required to deliver a Certificate or an executed letter of transmittal to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Article II. In lieu thereof, each holder of record of one or more Uncertificated Shares shall upon receipt by the Paying Agent of an “agent’s message” in customary form with respect to any Uncertificated Share (or such other evidence, if any, of transfer as the Paying Agent may reasonably request) be promptly paid the Merger Consideration pursuant to, and in accordance with, the terms of this Agreement in respect of such Uncertificated Share, and such Uncertificated Share shall forthwith be cancelled.

(c) Interest; Transfers; Rights Following the Effective Time. No interest will be paid or accrued on the cash payable upon the surrender of such Certificates or Uncertificated Shares. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate is registered, it shall be a condition precedent of payment that (i) the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and (ii) the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Parent that such Tax either has been paid or is not required to be paid. Payment of the Merger Consideration with respect to Uncertificated Shares shall only be made to the Person in whose name such Uncertificated Shares are registered. Until surrendered as contemplated by this Section 2.2, each Certificate and all Uncertificated Shares (other than Certificates or Uncertificated Shares representing Dissenting Shares) shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration as contemplated by Section 2.1(c), without any interest thereon.

(d) No Further Ownership Rights in Company Common Stock. All Merger Consideration paid upon the surrender of Certificates and cancellation of Uncertificated Shares in accordance with the terms hereof shall be deemed to have been paid in satisfaction of all rights pertaining to the shares of Company Common Stock formerly represented by such Certificates and Uncertificated Shares, and from and after the Effective Time there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be cancelled and exchanged as provided in this Article II, subject to Section 2.2(e).

(e) Termination of Payment Fund. Any portion of the Payment Fund which remains undistributed to the holders of Certificates and Uncertificated Shares for one year after the Effective Time (including all interest and other income received by the Paying Agent in respect of all funds made available to it) shall be delivered to the Parent, upon demand, and any holder of a Certificate or Uncertificated Shares who has not previously complied with this Section 2.2 shall be entitled to receive only from the Parent or the Surviving Corporation (subject to abandoned property, escheat and other similar laws) payment of its claim for Merger Consideration, without interest.

(f) No Liability. To the extent permitted by applicable law, none of the Parent, the Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any holder of shares of Company Common Stock for any amount required to be delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

(g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, and, if reasonably required by the Parent with respect to Merger Consideration in excess of $35,000, the posting by such Person of a bond in such reasonable and customary amount as the Parent may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented thereby pursuant to this Agreement.

2.3 Company Stock Plans.

(a) Effective as of immediately prior to the Effective Time, each then-outstanding and unexercised Company Stock Option shall vest in full and automatically be canceled and converted into the right to receive from the Surviving Corporation an amount of cash equal to the product of (i) the total number of shares of Company Common Stock then underlying such Company Stock Option multiplied by (ii) the excess, if any, of the Merger Consideration over the exercise price per share of such Company Stock Option. In the event that the exercise price of any Company Stock Option is equal to or greater than the Merger Consideration, such Company Stock Option shall be cancelled, without any consideration being payable in respect thereof, and have no further force or effect.

(b) Effective as of immediately prior to the Effective Time, each Company RSU that is then outstanding and unvested shall vest in full and automatically be canceled and converted into the right to receive from the Company an amount of cash from the Company equal to the product of (i) the total number of shares of Company Common Stock then underlying such Company RSU multiplied by (ii) the Merger Consideration.

(c) Effective as of immediately prior to the Effective Time, each Company PSU that is then outstanding and unvested shall vest with respect to the number of shares of Company Common Stock that would have been earned under such Company PSU based on the methodology set forth in the applicable Company PSU award agreement (as in effect on the date hereof) and in Section 2.3 of the Company Disclosure Schedule (the “Number of Vested PSUs”) and shall automatically be canceled and converted into the right to receive from the Company an amount of cash from the Company equal to the product of (i) the Number of Vested PSUs multiplied by (ii) the Merger Consideration.

(d) The Parent shall (i) cause the Company and the Surviving Corporation, as applicable, to make the payments (without interest) contemplated by the foregoing Section 2.3(a), Section 2.3(b) and Section 2.3(c) as promptly as practicable (and in any event within five (5) Business Days) after the Effective Time, and (ii) cause the Company and the Surviving Corporation, as applicable, to maintain at all times from and after the Effective Time sufficient liquid funds to satisfy its obligations pursuant to Section 2.3(a), Section 2.3(b) and Section 2.3(c).

(e) As soon as practicable following the execution of this Agreement, the Company shall mail to each Person who is a holder of Company Stock Options, Company RSUs or Company PSUs a letter describing the treatment of and payment for such equity awards pursuant to this Section 2.3 and providing instructions for use in obtaining payment therefor. The Company shall provide the Parent with a reasonable opportunity to review the notices described in this Section 2.3(e) in advance of providing said notices and the Company shall consider in good faith any reasonable comments provided by the Parent to the Company.

(f) If the Effective Time occurs on or before the last business day of a Payment Period (as such term is defined in the Company ESPP) in effect as of the date of this Agreement and there are options then outstanding with respect to such Payment Period, the Company Board shall, prior to the Effective Time, take such actions as are necessary to provide that all outstanding options shall be cancelled as of the Closing Date, provided that notice of such cancellation shall be given to each holder of an option, and each holder of an option shall have the right to exercise such option in full on the Closing Date (or, if not practicable, on the Business Day immediately preceding the Closing Date) based on payroll deductions then credited to his or her account as of a date determined by the Company Board, which date shall not be less than ten (10) days preceding the Closing Date. If the Effective Time occurs after the last business day of a Payment Period in effect as of the date of this Agreement (i.e., a new Payment Period has commenced), the Company Board shall terminate the Company ESPP as of a date prior to the Closing Date and, as promptly as reasonably practicable following such termination, all payroll deductions pursuant to the Company ESPP shall be paid out to the participating employees under the Company ESPP. In any event, the Company Board shall terminate the Company ESPP prior to the Effective Time.

(g) The Parent and the Company may agree to treat equity compensation held by Company employees subject to non-U.S. law in a manner other than that contemplated above in this Section 2.3 to the extent necessary to take into account applicable non-U.S. law or Tax or employment considerations.

2.4 Dissenting Shares.

(a) Notwithstanding any other provisions of this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time and held by a holder who is entitled to, and who has perfected, appraisal rights for such shares in accordance with Part 13 of the MBCA (the “Dissenting Shares”), if such Part 13 of the MBCA is determined to be applicable, shall not be converted into or represent the right to receive the Merger Consideration in accordance with Section 2.1 but shall be entitled only to such rights as are granted by the MBCA to a holder of Dissenting Shares.

(b) If any Dissenting Shares shall lose their status as such (through failure to perfect, withdrawal or otherwise), or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Part 13 of the MBCA, then, as of the later of the Effective Time or the date of loss of such status, such shares shall thereupon be deemed to have been converted as of the Effective Time into the right to receive the Merger Consideration in accordance with Section 2.1, without interest, and shall not thereafter be deemed to be Dissenting Shares.

(c) The Company shall give the Parent: (i) prompt notice of any written demand for appraisal received by the Company prior to the Effective Time pursuant to Part 13 of the MBCA, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to Part 13 of the MBCA that relates to such demand; and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demand, notice or instrument. The Company shall not settle or pay, or make any payment or settlement offer, prior to the Effective Time with respect to any such demand, notice or instrument or agree to do any of the foregoing unless the Parent shall have given its written consent to such settlement, payment or settlement or payment offer.

2.5 Withholding Rights. Each of the Parent, the Merger Sub, the Company, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company

Common Stock or any other recipient of payments hereunder any amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any other applicable state, local or foreign Tax law. To the extent that amounts are so withheld and timely remitted by the Parent, the Merger Sub, the Company, the Surviving Corporation or the Paying Agent, as the case may be, to the applicable Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder or other recipient in respect of which such deduction and withholding was made.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to the Parent and the Merger Sub that the statements contained in this Article III are true and correct, except (a) as disclosed in the Company SEC Reports filed with or furnished to the SEC since May 1, 2015 and prior to the date of this Agreement and publicly available prior to the date of this Agreement (but excluding any predictive, cautionary or forward looking disclosures contained under the captions “Risk Factors”, “Forward Looking Statements” or any similar predictive, cautionary or forward looking sections) or (b) as set forth herein or in the Company Disclosure Schedule, subject to Section 10.12.

3.1 Organization, Standing and Power. The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted and is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification legally required, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that are not reasonably likely to have a Company Material Adverse Effect. The Company has publicly filed correct and complete copies of the Company’s articles of organization and bylaws (and all amendments thereto) as in effect on the date of this Agreement.

3.2 Capitalization.

(a) The authorized capital stock of the Company as of the date of this Agreement consists of 30,000,000 shares of Company Common Stock and no shares of preferred stock. The Company Common Stock is entitled to the rights and privileges set forth in the Company’s articles of organization. As of the Capitalization Date, (i) 12,501,638 shares of Company Common Stock were issued and outstanding, (ii) 53,498 shares of Company Common Stock were underlying outstanding Company Stock Options and such Company Stock Options had a weighted average exercise price of $64.0074, (iii) 143,576 shares of Company Common Stock were underlying outstanding Company RSUs, (iv) 79,616 shares of Company Common Stock were underlying outstanding Company PSUs (assuming applicable performance criteria were deemed satisfied in accordance with the criteria specified in Section 2.3(c), applying such criteria as of the Capitalization Date in the case of awards measuring performance based on earnings per share or non-GAAP net income, and January 30, 2018 in the case of awards measuring performance based on total shareholder return), and (v) 197,146 shares of Company Common Stock were underlying outstanding Company PSUs (assuming applicable performance criteria were deemed satisfied at maximum performance).

(b) The Company has made available to the Parent a complete and accurate list, as of the Capitalization Date, of all Company Stock Plans, indicating for each Company Stock Plan, as of such date, the number of shares of Company Common Stock reserved for future issuance under such Company Stock Plan. The Company has made available to the Parent complete and accurate copies of all (i) Company Stock Plans, (ii) forms of stock option agreements evidencing Company Stock Options, (iii) forms of agreements evidencing Company RSUs and Company PSUs and (iv) forms of agreements evidencing any other equity or equity-linked award or compensation arrangement. Section 3.2(b)(i) of the Company Disclosure Schedule sets forth, for each Company Stock Option, each Company RSU and each Company PSU, (A) the name of the holder thereof, (B) the date of grant thereof, (C) the number of shares of Company Common Stock issuable upon exercise thereof (which, in the case of Company PSUs, shall be calculated assuming applicable performance criteria were deemed satisfied in accordance with the criteria specified in Section 2.3(c), applying such criteria as of the Capitalization Date, and (D) the exercise price of such Option. Section 3.2(b)(ii) of the Company Disclosure Schedule sets forth the estimated aggregate amount of payroll deductions that will be credited to the Company ESPP accounts as of June 15, 2018.

(c) Except (i) as set forth in Section 3.2(a) and for changes since the Capitalization Date resulting from the exercise or settlement of Company Stock Options, Company RSUs or Company PSUs outstanding on such date in accordance with their respective terms and (ii) as reserved for future grants under Company Stock Plans as of the date of this Agreement or permitted under Section 5.1(j), (A) there are no equity securities of any class of the Company, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding and (B) there are no options, warrants, equity securities, calls, rights, commitments or agreements to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound obligating the Company or any of its Subsidiaries to issue, exchange, transfer, deliver or sell, or cause to be issued, exchanged, transferred, delivered or sold, additional shares of capital stock or other equity interests of the Company or any security or rights convertible into or exchangeable or exercisable for any such shares or other equity interests, or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of, otherwise modify or amend or enter into any such option, warrant, equity security, call, right, commitment or agreement. The Company does not have any outstanding stock appreciation rights, phantom stock, performance based rights or similar rights or obligations. Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any of its Affiliates is a party to or is bound by any agreement with respect to the voting (including proxies) or sale or transfer of any shares of capital stock or other equity interests of the Company. Except to the extent arising pursuant to applicable state takeover or similar laws, there are no registration rights, and there is no rights agreement, “poison pill” anti-takeover plan or other similar agreement to which the Company or any of its Subsidiaries is a party or by which it or they are bound with respect to any equity security of any class of the Company.

(d) All outstanding shares of Company Common Stock are, and all shares of Company Common Stock subject to issuance as specified in Section 3.2(b) above, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the MBCA, the Company’s articles of organization or bylaws or any agreement to which the Company is a party or is otherwise bound.

(e) There are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire, or to register, any shares of Company Common Stock or the capital stock of the Company or any of its Subsidiaries.

3.3 Subsidiaries.

(a) Section 3.3(a)(i) of the Company Disclosure Schedule sets forth, as of the date of this Agreement, for each Subsidiary of the Company: (i) its name; (ii) the number and type of its outstanding equity securities and a list of the holders thereof; and (iii) its jurisdiction of organization. All of the issued and outstanding shares of capital stock of, or other equity securities in, each Subsidiary of the Company (x) have been duly authorized and validly issued and are fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right and (y) except as set forth in Section 3.3(a)(ii) of the Company Disclosure Schedule, are owned, directly or indirectly, by the Company free and clear of all Liens (other than directors’ qualifying shares in the case of non-U.S. Subsidiaries, all of which are disclosed in Section 3.3(a)(iii) of the Company Disclosure Schedule and which the Company has the power to cause to be transferred for no or nominal consideration to the Company or the Company’s designee).

(b) Each Subsidiary of the Company is an entity duly organized, validly existing and in good standing (to the extent such concepts are applicable) under the laws of the jurisdiction of its incorporation, has all requisite corporate (or similar, in the case of a non-corporate entity) power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation (to the extent such concepts are applicable) in each jurisdiction where the character of its properties owned, operated or leased or the nature of its activities makes such qualification necessary, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that have not had and would not be reasonably likely to have a Company Material Adverse Effect. The Company has made available to the Parent true, correct and complete copies of the articles of organization and bylaws (or comparable organizational documents) of each Significant Subsidiary of the Company (and all amendments thereto) as currently in effect, and no Subsidiary of the Company is in default in the performance, observation or fulfillment of its obligations under such documents, except for such defaults that, in the aggregate, have not had and would not be reasonably likely to have a Company Material Adverse Effect.

(c) The Company does not own or control, directly or indirectly, any capital stock of any Person that is not a Subsidiary of the Company, other than securities held for investment by the Company or any of its Subsidiaries and consisting of less than 5% of the outstanding capital stock of such Person.

3.4 Authority; No Conflict; Required Filings and Consents.

(a) The Company has all requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder and, subject to the approval of this Agreement (the “Company Voting Proposal”) by the Company’s shareholders under the MBCA (the “Company Shareholder Approval”), to consummate the Merger. The Company Board, at a meeting duly called and held, has unanimously (i) determined that this Agreement and the Merger are in the best interests of the Company; (ii) adopted this Agreement; (iii) approved the Merger; (iv) directed that this Agreement be submitted to the Company’s shareholders for approval; and (v) resolved to recommend approval of this Agreement by the Company’s shareholders. Assuming the accuracy of the representations and warranties of the Parent and the Merger Sub in Section 4.8, the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement by the Company have been duly authorized by all necessary corporate action on the part of the Company, subject only to the required receipt of the Company Shareholder Approval. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by the Parent and the Merger Sub, constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(b) The execution and delivery of this Agreement by the Company do not, and (assuming the accuracy of the representations and warranties of the Parent and the Merger Sub in Section 4.8 and subject to receipt of the Company Shareholder Approval) the consummation by the Company of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the articles of organization or bylaws of the Company, (ii) conflict with, or result in any violation or breach of, any provision of the articles of organization or bylaws (or comparable organizational documents) of any Significant Subsidiary of the Company, (iii) conflict with, or result in any violation or breach of, or constitute a default with or without notice or the lapse of time, or both (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, or result (or, with or without notice or lapse of time, or both, would result) in the creation or imposition of any Lien on any asset, property or right of the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any Company Material Contract, or (iv) subject to compliance with the requirements specified in clauses (i) through (v) of Section 3.4(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of its or their respective properties, rights or assets, except in the case of clauses (ii), (iii) and (iv) of this Section 3.4(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, have not had and would not be reasonably likely to have a Company Material Adverse Effect.

(c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity or any stock market or stock exchange on which shares of Company Common Stock are listed for trading is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of the transactions contemplated by this Agreement, except for (i) the pre-merger notification requirements under the HSR Act, and any other applicable Antitrust Laws, (ii) the filing of the Articles of Merger with the Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (iii) the filing of the Proxy Statement with the SEC in accordance with the Exchange Act, (iv) the filing of such reports, schedules or materials under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (v) such consents, approvals, orders, authorizations, registrations, declarations, notices and filings as may be required under applicable state securities laws, the rules and regulations of Nasdaq, and (vi) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings which, if not obtained or made, individually or in the aggregate, would not be reasonably likely to have a Company Material Adverse Effect.

(d) Assuming the accuracy of the Parent’s and the Merger Sub’s representation and warranty set forth in Section 4.8 and the approval of the Company Voting Proposal by the holders of at least two-thirds of the outstanding shares of Company Common Stock entitled to vote thereon (the “Required Company Shareholder Vote”) is the only consent or vote of the holders of any class or series of the Company’s capital stock or other securities is necessary for the approval of this Agreement or for the consummation by the Company of the Merger. There are no bonds, debentures, notes or other indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company may vote.

3.5 SEC Filings; Financial Statements; Information Provided.

(a) The Company has filed all registration statements, forms, reports and other documents required to be filed by the Company with the SEC since May 1, 2015. All such registration statements, forms, reports and other documents (including exhibits and all other information incorporated therein and any supplements or amendments thereto and those registration statements, forms, reports and other documents that the Company may file after the date hereof until the Closing) are referred to herein as the “Company SEC Reports,” and the Company has made available to the Parent copies of all Company SEC Reports to the extent not available on the SEC’s EDGAR system. The Company SEC Reports (i) were or will be filed on a timely basis, (ii) at the time filed, complied, or will comply when filed, as to form in all material respects with the requirements of the Securities Act and the Exchange Act applicable to such Company SEC Reports and (iii) except to the extent that information contained in a Company SEC Report has been revised, amended, modified or superseded by a later filed Company SEC Report prior to the date hereof, did not or will not at the time they were or are filed contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such Company SEC Reports, in the light of the circumstances under which they were made, not misleading. The Company has not as of the date hereof received any written comments from the

SEC with respect to any of the Company SEC Reports which remain unresolved. To the Company’s Knowledge, as of the date hereof, none of the Company SEC Reports is subject to ongoing SEC review. No Subsidiary of the Company is required to file any form, report or other document with the SEC.

(b) Each of the consolidated financial statements (including, in each case, any related notes and schedules) contained or to be contained in the Company SEC Reports at the time filed (i) complied or will comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act), and (iii) fairly presented or will fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the dates indicated and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end audit adjustments.

(c) Subject to the following sentence, (i) the Proxy Statement, on the date the Proxy Statement is first mailed to holders of shares of Company Common Stock, at the time of any amendment or supplement thereto and at the time of the Company Shareholders Meeting, shall not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances in which they shall be made, not misleading and (ii) the Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act applicable to the Proxy Statement. Notwithstanding the foregoing provisions of this Section 3.5(c), no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Proxy Statement based upon information supplied by the Parent, the Merger Sub or any of their respective Representatives expressly for use or incorporation by reference therein.

(d) The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act. Each required form, report and document containing financial statements that has been filed with or submitted to the SEC was accompanied by any certifications required to be filed or submitted by the Company’s principal executive officer and principal financial officer pursuant to the Sarbanes-Oxley Act and, at the time of filing or submission of each such certification, any such certification complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act.

(e) The Company maintains disclosure controls and procedures required by Rule 13a-15 or 15d-15 under the Exchange Act. Such disclosure controls and procedures are designed to provide reasonable assurance that all information concerning the Company that could have a material effect on the financial statements is made known on a timely basis to the individuals responsible for the preparation of the Company’s filings with the SEC and other public disclosure documents. The Company is in compliance in all material respects with the applicable listing and other rules and regulations of Nasdaq. The Company has established and maintained a system of internal control over financial reporting (as defined in Rule 13a-15 under the Exchange Act). Such internal controls are designed to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP. The Company’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation of internal control over financial reporting prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board (and made available to the Parent a summary of the significant aspects of such disclosure, if any) (i) all known significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information, and (ii) any known fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Any material change in internal control over financial reporting and any material weakness in the design or operation of internal control over financial reporting required to be disclosed in any Company SEC Report filed prior to the date of this Agreement has been so disclosed and each material weakness previously so disclosed has been remediated in all material respects.

(f) The Company is not subject to any “Off-Balance Sheet Arrangement” (as defined in Item 303(a) of Regulation S-K under the Securities Act).

3.6 No Undisclosed Liabilities. Except (a) as disclosed in the Company Balance Sheet, (b) for performance of obligations in the Ordinary Course of Business under Contracts binding upon the Company or any of its Subsidiaries (other than resulting from any breach or acceleration thereof) made available to the Parent prior to the date of this Agreement, (c) for liabilities incurred in the Ordinary Course of Business since the date of the Company Balance Sheet and (d) for fees and expenses incurred in connection with the entry into this Agreement and the consummation of the Merger, the Company and its Subsidiaries do not have any liabilities of any nature required to be reflected or disclosed on a consolidated balance sheet of the Company (including the notes thereto, except, in the case of unaudited interim financial statements, as permitted by the SEC on Form 10-Q under the Exchange Act) prepared in accordance with GAAP that, individually or in the aggregate, are reasonably likely to have a Company Material Adverse Effect.

3.7 Absence of Certain Changes or Events.

(a) Since the date of the Company Balance Sheet, there has not been a Company Material Adverse Effect.

(b) From the date of the Company Balance Sheet until the date of this Agreement, except for the transactions and other actions expressly contemplated hereby, (i) the business of the Company and its Subsidiaries, taken as a whole, has been conducted in the Ordinary Course of Business and (ii) none of the Company or any of its Subsidiaries has taken any action that would have required the consent of the Parent under Section 5.1 of this Agreement (other than paragraphs (b), (g), (h) and (j) of Section 5.1 and paragraph (o) of Section 5.1 as it relates to paragraphs (b), (g), (h) and (j) of Section 5.1) had such action or event occurred after the date of this Agreement.

3.8 Taxes. Except for matters that, individually or in the aggregate, have not had and would not be reasonably likely to have a Company Material Adverse Effect:

(a) The Company and each of its Subsidiaries has filed all Tax Returns that the Company and each of its Subsidiaries were required to file, and all such Tax Returns were correct and complete. The Company and each of its Subsidiaries has paid (or caused to be paid) on a timely basis all Taxes due and owing by the Company and/or its Subsidiaries, other than Taxes that are being contested in good faith through appropriate proceedings and for which the most recent financial statements contained in the Company SEC Reports reflect an adequate reserve in accordance with GAAP.

(b) As of the date of this Agreement, (i) no examination or audit of any Tax Return, or other action or proceeding in respect of any Tax, of the Company or any of its Subsidiaries by any Governmental Entity is currently in progress or has been proposed in writing, and (ii) no written adjustment with respect to any Tax Return or written claim for any additional Tax has been received from a Governmental Entity by the Company or any of its Subsidiaries that is still in progress. There are no Liens for Taxes on any of the assets or properties of the Company or any of its Subsidiaries.

(c) The Company and its Subsidiaries have complied with applicable laws for the withholding of Taxes and have timely withheld and paid over to the appropriate Governmental Entity all amounts of Taxes required to be withheld and paid over.

(d) As of the date of this Agreement, there is no outstanding waiver or extension of any applicable statute of limitations for the assessment or collection of Taxes from the Company or any of its Subsidiaries.

(e) Neither the Company nor any of its Subsidiaries has any liability for any Taxes of any Person (other than the Company and its Subsidiaries) (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of Tax law in any jurisdiction) or as a transferee or successor, or (ii) pursuant to any Tax sharing or Tax indemnification agreement or other similar agreement (other than pursuant to commercial agreements or arrangements that are not primarily related to Taxes).

(f) As of the date of this Agreement (i) no closing agreements, private letter rulings or similar agreements or rulings have been entered into or issued by any Governmental Entity responsible for Taxes within the last five years with respect to the Company or any of its Subsidiaries, and (ii) no such agreements or rulings have been applied for by the Company or any of its Subsidiaries that are currently pending.

(g) Neither the Company nor any of its Subsidiaries has entered into any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(h) Neither the Company nor any of its Subsidiaries constituted a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local or non-U.S. law) in the two (2) years prior to the date hereof.

(i) No claim has been made in writing prior to the date of this Agreement by a Governmental Entity in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

(j) The Company will not be required to include any item of income in, or to exclude any item of deductions from, taxable income from any taxable period (or portion thereof) ending after the Closing as a result of any (i) change in the method of accounting or (ii) closing agreement.

3.9 Real Property.

(a) Section 3.9(a) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of all real property that the Company or any of its Subsidiaries owns. With respect to each such item of owned real property, except for such matters that, individually or in the aggregate, have not had and would not be reasonably likely to have a Company Material Adverse Effect, the Company or the applicable Subsidiary has good and clear record and marketable title to such property, insurable by a recognized national title insurance company at standard rates, free and clear of any security interest, easement, covenant or other restriction, except for recorded easements, covenants and other restrictions which do not materially impair the current uses or occupancy of such property.

(b) Section 3.9(b) of the Company Disclosure Schedule sets forth a complete and accurate list as of the date of this Agreement of all Company Leases and the location of the premises subject thereto. Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any other party to any Company Lease is in default under any of the Company Leases, except where the existence of such defaults, individually or in the aggregate, has not had and is not reasonably likely to have a Company Material Adverse Effect. Except as, individually or in the aggregate, has not had and would not be reasonably likely to have a Company Material Adverse Effect (i) each Company Lease is in full force and effect except to the extent it has previously expired in accordance with its terms, (ii) neither the Company nor any of its Subsidiaries has received any written notice regarding any violation or breach or default under any Company Lease that has not been cured and (iii) the Company and its Subsidiaries hold a valid and existing leasehold interest in the real property covered under the Company Leases. Neither the Company nor any of its Subsidiaries leases, subleases or licenses any real property to any Person other than the Company and its Subsidiaries. The Company has made available to the Parent complete and accurate copies of all Company Leases.

3.10 Intellectual Property.

(a) Section 3.10(a) of the Company Disclosure Schedule sets forth a true, correct and complete list as of the date of this Agreement of (i) the current owner of, (ii) the jurisdiction of application/registration for and (iii) the application or registration number for, each item of registered Company Intellectual Property that is material to the Company and its Subsidiaries, taken as a whole, and owned or purported to be owned by the Company or any of its Subsidiaries.

(b) Section 3.10(b)(i) of the Company Disclosure Schedule sets forth a true correct and complete list as of the date of this Agreement of all agreements under which the Company or any of its Subsidiaries licenses or sublicenses from any other Person any Company Intellectual Property (other than generally commercially available, off-the-shelf software programs) that is material to the Company and its Subsidiaries, taken as a whole. Section 3.10(b)(ii) of the Company Disclosure Schedule sets forth a true correct and complete list as of the date of this Agreement of all agreements under which the Company or any of its Subsidiaries has licensed to any other Person the right to use any Company Intellectual Property that is material to the Company and its Subsidiaries, taken as a whole, and owned or purported to be owned by the Company or any of its Subsidiaries, other than agreements, contracts or other instruments pursuant to which non-exclusive rights with respect to Company Intellectual Property have been granted in the Ordinary Course of Business to customers or users of Company’s products or services for the purpose of using such products or services or to independent contractors, vendors and similar Persons solely for the purpose of performing activities for or on behalf of the Company or any of its Subsidiaries.

(c) Except as, individually or in the aggregate, has not had and would not be reasonably likely to have a Company Material Adverse Effect, the Company and its Subsidiaries (i) exclusively own all right, title and interest in and to all Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries and (ii) hold a valid and enforceable license or sublicense to use all Intellectual Property licensed or sublicensed or purported to be licensed or sublicensed by the Company or any of its Subsidiaries. Except as, individually or in the aggregate, has not had and would not be reasonably likely to have a Company Material Adverse Effect, the Company and its Subsidiaries own, or hold a valid and enforceable written license or other right to use, all Intellectual Property used in or held for use in the conduct of the Company’s business as currently conducted; provided that this sentence shall not constitute a representation of non-infringement of any Intellectual Property of any Person.

(d) All issued patents and registrations for trademarks, service marks and copyrights required to be listed in Section 3.10(a) of the Company Disclosure Schedule are subsisting and have not expired or been cancelled, other than as a result of any patent expiration in accordance with its term.

(e) The conduct of the business of the Company and its Subsidiaries, as currently conducted and as conducted since May 1, 2015), does not (and did not) infringe, violate or constitute a misappropriation of any Intellectual Property of any third party, except for such infringements, violations and misappropriations that, individually or in the aggregate, have not had and would not be reasonably likely to have a Company Material Adverse Effect. There are no claims with respect to the Company Intellectual Property owned or purported to be owned by the Company or its Subsidiaries pending as of the date of this Agreement and, to the Company’s Knowledge, between May 1, 2015 and the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written claim or notice from any Person (i) alleging any such infringement, violation or misappropriation or (ii) advising that such Person is challenging or threatening to challenge the ownership, use, validity or enforceability of any Company Intellectual Property, except, in each case in clauses (i) and (ii), for any such infringement, violation, misappropriation or challenge that, individually or in the aggregate, has not had and would not be reasonably likely to have a Company Material Adverse Effect.

(f) The Company and its Subsidiaries have implemented commercially reasonable measures to maintain the confidentiality of the Company Intellectual Property of a nature that the Company intends to keep confidential. Each employee who is or was involved in the creation or development of any Company Intellectual Property that is material to the Company and its Subsidiaries, taken as a whole, and owned or purported to be owned by the Company or any of its Subsidiaries has signed a valid, enforceable agreement containing an assignment of the applicable Intellectual Property to the Company or a Subsidiary of the Company and reasonable confidentiality provisions protecting such Company Intellectual Property which, to the Company’s Knowledge, has not been breached by such Person, except as, individually or in the aggregate, has not had and would not be reasonably likely to have a Company Material Adverse Effect.

(g) To the Company’s Knowledge, no third party is infringing, violating or misappropriating any of the Company Intellectual Property owned or purported to be owned by the Company or its Subsidiaries (and has not done so since May 1, 2015), except for infringements, violations or misappropriations that, individually or in the aggregate, have not had and would not be reasonably likely to have a Company Material Adverse Effect.

3.11 Contracts; Government Contracts.

(a) Section 3.11 of the Company Disclosure Schedule sets forth, as of the date of this Agreement, a list of, and the Company has made available to the Parent a true, correct and complete copy of, each Company Material Contract (as amended prior to the date of this Agreement) to which the Company or any of its Subsidiaries is a party as of the date of this Agreement or by which any of them or any of their respective properties, rights or assets are bound.

(b) Each Company Material Contract is in full force and effect except to the extent it has previously expired in accordance with its terms or where the failure to be in full force and effect, individually or in the aggregate, is not reasonably likely to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any other party to any Company Material Contract is in violation of or in default under (nor does there exist any condition which, upon the passage of time or the giving of notice or both, would cause such a violation of or default under) any Company Material Contract, except for violations or defaults that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect.

(c) Since August 1, 2017, neither the Company nor any of its Subsidiaries has entered into any transaction that would be subject to disclosure pursuant to Item 404 of Regulation S-K that has not been disclosed in the Company SEC Reports.

(d) With respect to each Government Contract, the Company and any applicable Subsidiaries have complied with the terms and conditions of such Government Contract, including all clauses, provisions and requirements incorporated expressly therein, by reference or by operation of any laws or regulations, except for any failures to comply that, individually or in the aggregate, have not had and would not be reasonably likely to have a Company Material Adverse Effect.

3.12 Litigation. As of the date of this Agreement, there is no action, suit, proceeding, claim, arbitration or investigation pending with respect to which the Company or any of its Subsidiaries has been served or, to the Company’s Knowledge, otherwise pending or threatened against the Company or any of its Subsidiaries, in each case that, individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect. As of the date of this Agreement, there are no judgments, orders or decrees outstanding against the Company or any of its Subsidiaries that, individually or in the aggregate, have had or are reasonably likely to have a Company Material Adverse Effect.

3.13 Environmental Matters.

(a) Except for matters that, individually or in the aggregate, have not had and would not be reasonably likely to have a Company Material Adverse Effect: (i) the Company and each of its Subsidiaries is, and since May 1, 2015 has been, in compliance with all applicable Environmental Law; (ii) the Company and its Subsidiaries have all permits, licenses and other authorizations required under any Environmental Law and the Company and its Subsidiaries are in compliance with such permits, licenses and other authorizations; (iii) as of the date of this Agreement, there is no legal proceeding under Environmental Laws that is pending with respect to which the Company or any of its Subsidiaries has been served or, to the Company’s Knowledge, otherwise pending or threatened against the Company or any of its Subsidiaries (or pending, or, to the Company’s Knowledge, threatened against any real property currently owned by the Company or any of its Subsidiaries or, to the Company’s Knowledge, leased or formerly owned, by the Company or any of its Subsidiaries); (iv) neither the Company nor any of its Subsidiaries has between May 1, 2015 and the date hereof received any written notice of or agreed to or agreed to assume (by contract or operation of law) any obligation, liability, order, settlement, judgment, injunction or decree arising under Environmental Laws; and (v) since May 1, 2015, there has been no Release of Hazardous Substances by the Company or any of its Subsidiaries or, to the Company’s Knowledge, any other Person at any real property currently or formerly owned, leased or used by the Company or any of its Subsidiaries that would reasonably be expected to result in a liability to the Company or any of its Subsidiaries.

(b) The only representations and warranties of the Company in this Agreement as to any environmental matters or any other obligation or liability with respect to Hazardous Substances or materials of environmental concern are those contained in this Section 3.13. Without limiting the generality of the foregoing, the representations and warranties contained in Sections 3.15 and 3.16 do not relate to environmental matters.

3.14 Employee Benefit Plans.

(a) Section 3.14(a) of the Company Disclosure Schedule sets forth a complete and accurate list, as of the date of this Agreement, of all material Company Employee Plans.

(b) With respect to each Company Employee Plan in effect on the date of this Agreement, the Company has made available to the Parent a complete and accurate copy of (i) such Company Employee Plan, including amendments thereto, (ii) the most recent annual report (Form 5500) filed with the IRS, if any, (iii) each trust agreement, group annuity contract and summary plan description, if any, relating to such Company Employee Plan, (iv) the most recent actuarial report, financial statement or valuation report for such Company Employee Plan, if applicable, (v) the most recent IRS opinion, advisory, or determination letter, if applicable, and (vi) all material correspondence to or from any Governmental Entity relating to any audit or investigation of such Company Employee Plan between May 1, 2015 and the date of this Agreement.

(c) Each Company Employee Plan is being administered in accordance with ERISA, the Code and all other applicable laws and the regulations thereunder and in accordance with its terms, except for failures to so administer such Company Employee Plan as are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

(d) With respect to the Company Employee Plans, there are no benefit obligations for which contributions have not been made or properly accrued to the extent required by GAAP, except for failures to make such contributions or accruals for contributions as are not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

(e) All the Company Employee Plans that are intended to be qualified under Section 401(a) of the Code have received determination letters from the IRS to the effect that such Company Employee Plans are qualified and the plans and trusts related thereto are exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, or are based on prototype or volume submitter documents that have received such letters, and no such determination letter has been revoked and revocation has not been threatened, and no act or omission has occurred, that would adversely affect its qualification except, in each case, as is not, individually or in the aggregate, reasonably likely to have a Company Material Adverse Effect.

(f) Except as would not, individually or in the aggregate, be reasonably likely to have a Company Material Adverse Effect, other than routine claims for benefits, there are no suits, claims, proceedings, actions, governmental audits or investigations that are pending or, to the Company’s Knowledge, threatened against or involving any Company Employee Plan or asserting any rights to or claims for benefits under any Company Employee Plan.

(g) None of the Company, any of the Company’s Subsidiaries or any of their respective ERISA Affiliates (i) maintains (or has during the past six (6) years maintained) a Company Employee Plan that is (or was) subject to Section 412 of the Code or Title IV of ERISA or (ii) is obligated (or was during the past six (6) years obligated) to contribute to a “multiemployer plan” (as defined in Section 4001(a)(3) of ERISA). During the immediately preceding six (6) years, no liability under Section 302 or Title IV of ERISA has been incurred by the Company, any of the Company’s Subsidiaries or any of their respective ERISA Affiliates or their respective predecessors that has not been satisfied in full.

(h) Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (either alone or in conjunction with any other event) and excluding (other than for purposes of clause (iv) below) any payments under Sections 2.1 or 2.3 hereof: (i) entitle any current or former employee, officer, director or individual independent contractor of the Company or any of the Company’s Subsidiaries to any material payment or benefit (or result in the funding of any such material payment or benefit) under any Company Employee Plan; (ii) increase in any material respect the amount of any compensation, equity award or other benefits otherwise payable by the Company or any of the Company’s Subsidiaries under any Company Employee Plan; (iii) result in the acceleration of the time of payment, funding or vesting of any material compensation, equity award or other benefits under any Company Employee Plan; (iv) result in any “excess parachute payment” (within the meaning of Section 280G of the Code) becoming due to any current or former employee, officer, director or individual independent contractor of the Company or any of the Company’s Subsidiaries; or (v) limit or restrict in any material respect the right of the Company or any of the Company’s Subsidiaries to merge, amend or terminate any Company Employee Plan in accordance with its terms and applicable law.

(i) Neither the Company nor any of the Company’s Subsidiaries is a party to, or is otherwise obligated under, any plan, policy, agreement or arrangement that provides for the gross-up or reimbursement of Taxes imposed under Section 409A or 4999 of the Code (or any corresponding provisions of state or local law relating to Tax).

(j) Neither the Company nor any of its Subsidiaries is a party to any written (i) agreement with any shareholders, director, executive officer or other key employee of the Company or any of its Subsidiaries (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company or any of its Subsidiaries of the nature of any of the transactions contemplated by this Agreement, (B) providing any term of employment or compensation guarantee or (C) providing severance benefits or other benefits after the termination of employment of such director, executive officer or key employee; or (ii) agreement or plan binding the Company or any of its Subsidiaries, including any stock option plan, stock appreciation right plan, restricted stock plan, stock purchase plan or severance benefit plan, any of the benefits of which shall be increased, or the vesting of the benefits of which shall be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which shall be calculated on the basis of any of the transactions contemplated by this Agreement.

(k) None of the Company Employee Plans promises or provides medical or other welfare benefits to any Person beyond their retirement or other termination of service, except as required by applicable law.

(l) All Company Employee Plans maintained pursuant to the laws of a country other than the United States since May 1, 2015 (i) have been maintained in accordance with all applicable requirements (including applicable law), (ii) that are intended to qualify for special Tax treatment meet all requirements for such treatment, and (iii) that are required to be funded and/or book reserved are funded and/or book reserved, as appropriate, in accordance with GAAP and, if required, applicable law, except, in the case of clauses (i), (ii), and (iii), as has not had and would not be reasonably likely to have a Company Material Adverse Effect. The

Company and its Subsidiaries have complied since May 1, 2015 with applicable non-U.S. law with respect to mandated benefits, other than such noncompliance as has not had and would not be reasonably likely to have a Company Material Adverse Effect.

3.15 Compliance With Laws.

(a) The Company and each of its Subsidiaries is, and since May 1, 2015 has been, in compliance with, and is not in violation of, any applicable statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its properties or assets, except for failures to comply or violations that, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect.

(b) Since May 1, 2015, neither the Company nor any of its Subsidiaries, nor, to the Company’s Knowledge, any of their respective directors, officers, employees, agents or distributors has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) made any unlawful payment or offered anything of value to foreign government officials or employees or to foreign political parties or campaigns, (iii) made any other unlawful payment, or (iv) violated any applicable money laundering or antiterrorism law or regulation, nor have any of them otherwise taken any action which would cause the Company or any of its Subsidiaries to be in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, except in each case for matters that, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect.

(c) Since May 1, 2015, the Company and its Subsidiaries have been in compliance with the Arms Export Control Act (22 U.S.C. 2778), the International Traffic in Arms Regulations (ITAR) (22 C.F.R. 120 et seq.), the Export Administration Regulations (15 C.F.R. 730 et seq.) and associated executive orders, the laws implemented by the Office of Foreign Assets Controls, United States Department of the Treasury and all other applicable export control or asset control laws, including those administered by the U.S. Department of Commerce, the U.S. Department of State, and the U.S. Department of the Treasury, except in each case for failures to comply that, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect.

(d) The Company and its Subsidiaries are in compliance with all applicable Healthcare Laws, except for failures to comply that, individually or in the aggregate, have not had are not reasonably likely to have a Company Material Adverse Effect.

(e) The Company and each of its Subsidiaries (i) is, and since May 1, 2015 has been, in compliance with (A) all written policies of the Company and each of its Subsidiaries pertaining to security of electronic data stored or used by the Company or any of its Subsidiaries (the “Company Privacy Policy”), and (B) all applicable laws pertaining to privacy, data protection, user data or Company Personal Information; and (ii) has implemented and maintained commercially reasonable administrative, technical and physical safeguards to protect such Company Personal Information against unauthorized access and use, in each case of clause (i) and (ii) except as, individually or in the aggregate, have not had and would not be reasonably likely to have a Company Material Adverse Effect. Since May 1, 2015, there has been no unauthorized access, disclosure, use or breach of security of Company Personal Information maintained by or on behalf of the Company or any of its Subsidiaries, except in each case as, individually or in the aggregate, has not had and would not be reasonably likely to have a Company Material Adverse Effect. As of the date of this Agreement, there is no legal proceeding under any law pertaining to privacy, data protection user data or Company Personal Information that is pending with respect to which the Company or any of its Subsidiaries has been served or, to the Company’s Knowledge, otherwise pending or threatened against the Company or any of its Subsidiaries with respect to unauthorized access, disclosure or use of Company Personal Information maintained by or on behalf of any of the Company or any of its Subsidiaries, except as, individually or in the aggregate, has not had had and would not be reasonably likely to have a Company Material Adverse Effect. None of (A) the execution, delivery, or performance of this Agreement or (B) the consummation of the transactions contemplated by this Agreement, including the Merger, will violate any Company Privacy Policy or any law pertaining to privacy, data protection user data or Company Personal Information, except in each case as, individually or in the aggregate, has not had and would not be reasonably likely to have a Company Material Adverse Effect.

3.16 Permits; Regulatory Matters.

(a) The Company and its Subsidiaries have all authorizations, permits, licenses and franchises from Governmental Entities required to conduct their businesses as now being conducted, including authorizations, permits, licenses and franchises under Healthcare Laws, except for such permits, licenses and franchises the absence of which, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect (the “Company Permits”). The Company Permits are in full force and effect, except for any failures to be in full force and effect that, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect. The Company and each of its Subsidiaries are in compliance with the terms of the Company Permits, except for such failures to comply that, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect.

(b) Except as would not be material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries is a party to any corporate integrity agreements, monitoring agreements, deferred prosecution agreements, or similar material agreements with or imposed by any Governmental Entity and, to the Company’s Knowledge, no such action is pending as of the date of this Agreement.

(c) Except for matters that, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect, since May 1, 2015, all reports, documents, claims, permits, adverse event reports, compliance testing and certifications, warning labels, radiation reports, recordkeeping, notices, registrations and applications required to be filed, maintained or furnished to the FDA or any other Healthcare Regulatory Authority by the Company and its Subsidiaries have been so filed, maintained or furnished, and all such reports, documents, claims, permits, adverse event reports, compliance testing and certifications, warning labels, radiation reports, notices, registrations and applications were complete and accurate on the date filed (or were corrected in or supplemented by a subsequent filing). Since May 1, 2015, except for matters that, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries, nor, to the Company’s Knowledge, any officer or employee of the Company or any of its Subsidiaries, has made an untrue statement of a material fact or a fraudulent statement to the FDA or any other Healthcare Regulatory Authority, failed to disclose a material fact required to be disclosed to the FDA or any other Healthcare Regulatory Authority, or committed an act, made a statement, or failed to make a statement, in each such case, related to the business of the Company or any of its Subsidiaries, that, at the time such disclosure was made, would reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” set forth in 56 Fed. Reg. 46191 (September 10, 1991) or for the FDA or any other Healthcare Regulatory Authority to invoke any similar policy.

(d) Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, since May 1, 2015 (i) neither the Company nor any of its Subsidiaries or, to the Company’s Knowledge, any member of its board of directors or any of its executive officers or managing employees (as such term is defined in 42 U.S.C. § 1320a-5(b)), in each case in such capacity, has been debarred, convicted of any crime or engaged in any conduct for which debarment is mandated or permitted by 21 U.S.C.A § 335a(a) or any similar law or authorized by 21 U.S.C.A § 335a(b) or any similar law, and (ii) neither the Company nor any of its Subsidiaries or, to the Company’s Knowledge, any member of its board of directors or any of its executive officers or managing employees (as such term is defined in 42 U.S.C. § 1320a-5(b)), in each case in such capacity, has been excluded from participation in any federal health care program or convicted of any crime or engaged in any conduct for which such Person could be excluded from participating in any federal health care program under Section 1128 of the Social Security Act of 1935.

(e) Except as available in the public databases of any Healthcare Regulatory Authority prior to the date hereof, since May 1, 2015, neither the Company nor any of its Subsidiary has initiated, conducted or issued, or caused to be initiated, conducted or issued any material recall, field corrective action, market withdrawal or replacement, safety alert, warning, “dear doctor” letter, investigator notice, or other notice or action to wholesalers, distributors, retailers, healthcare professionals or patients relating to an alleged lack of safety, efficacy or regulatory compliance of any Company Product or been required to do so, other than notices and actions that, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect. Except for notices that, individually or in the aggregate, have not had and are not reasonably likely to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has received any written notice from the FDA or any other Healthcare Regulatory Authority regarding (i) any recall, market withdrawal or replacement of any Company Product, (ii) a change in the marketing status or classification, or a material change in the labelling of any such Company Products, (iii) a negative change in reimbursement status of a Company Product, (iv) a 510(k) rescission letter, (v) any regulatory action by the FDA or any other Healthcare Regulatory Authority against the Company or any Company Product, including any notice of adverse findings, any regulatory, untitled or warning letters or any mandatory recalls, (vi) any safety alert with respect to a Company Product or (vii) any search warrant, subpoena, civil investigative demand, or similar written communication.

3.17 Labor Matters. The Company and its Subsidiaries have since May 1, 2015 complied with all applicable laws relating to labor and employment, including those relating to wages, hours, collective bargaining, unemployment compensation, worker’s compensation, equal employment opportunity, age and disability discrimination, immigration control and employee classification, except for such failures to comply that, individually or in the aggregate, are not reasonably likely to have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is the subject of any proceeding asserting that the Company or any of its Subsidiaries has committed an unfair labor practice or seeking to compel it to bargain with any labor union or labor organization that, individually or in the aggregate, is reasonably likely to have a Company Material Adverse Effect. There are no pending or, to the Company’s Knowledge, threatened labor strikes, disputes, walkouts, work stoppages, slow-downs or lockouts involving the Company or any of its Subsidiaries that, individually or in the aggregate, are reasonably likely to have a Company Material Adverse Effect, nor have there, to the Company’s Knowledge, been any such strikes, disputes, walkouts, work stoppages, slow-downs or lockouts since May 1, 2015 that, individually or in the aggregate, are reasonably likely to have a Company Material Adverse Effect. Neither the Company nor any of the Company’s Subsidiaries is a party to, or otherwise bound by, any collective bargaining agreement or other Contract with any labor organization, union or association. As of the date of this Agreement, there are no labor unions or other organizations representing, or, to the Company’s Knowledge, purporting to represent or attempting to represent, any employee of the Company or any of its Subsidiaries, nor, to the Company’s Knowledge, has any such action or attempt occurred between May 1, 2015 and the date of this Agreement.

3.18 Opinion of Financial Advisor. The financial advisor of the Company, Citigroup Global Markets Inc., has delivered to the Company Board an opinion to the effect that, as of the date of such opinion, and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration to be received by the holders of Company Common Stock pursuant to the Merger as provided in this Agreement is fair, from a financial point of view, to such holders. As soon as reasonably practicable following the date hereof, an executed copy of the aforementioned opinion will be made available to the Parent for informational purposes only.

3.19 Takeover Laws. Assuming the accuracy of the representations and warranties of the Parent and the Merger Sub in Section 4.8, the Company Board has taken all actions necessary so that the requirements and restrictions contained Chapters 110C, 110D and 110F of the Massachusetts General Laws shall not apply to the execution, delivery or performance of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement.

3.20 Brokers. No agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action or agreement of the Company or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement, except as disclosed in Section 3.20 of the Company Disclosure Schedule. The Company previously has provided or made available to the Parent a copy of the Citigroup Global Markets Inc. engagement letter, and the fees set forth therein are the only fees payable to Citigroup Global Markets Inc.

3.21 Insurance. Except as has not had and would not be reasonably likely to, individually or in the aggregate, have a Company Material Adverse Effect, (a) all insurance policies of the Company and its Subsidiaries are in full force and effect, except for any expiration thereof in accordance with the terms thereof, (b) the Company and its Subsidiaries are not in default under any such insurance policy and (c) no written notice of cancelation or termination has been received with respect to any such insurance policy, other than in connection with ordinary renewals.

3.22 Suppliers. Listed in Section 3.22 of the Company Disclosure Schedules are the names of the ten (10) most significant suppliers (by dollar volume of purchases) of the Company and its Subsidiaries, taken as a whole (each, a “Significant Supplier”), for the twelve-month period ended July 31, 2017 and the approximate amount purchased from each such supplier during such period. From August 1, 2017 through the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice, or, to the Company’s Knowledge, any other notice, from a Significant Supplier that such Significant Supplier has ceased, or will cease, to supply or make available all or substantially all of the products, equipment, goods or services currently supplied to the Company or its Subsidiaries by such Significant Supplier following the date hereof.

3.23 Customers. Listed in Section 3.23 of the Company Disclosure Schedules are the names of the ten (10) most significant customers (by dollar volume of sales) of the Company and its Subsidiaries, taken as a whole (each, a “Significant Customer”), for the twelve-month period ended July 31, 2017 and the approximate amount of sales to each such customer during such period. From August 1, 2017 through the date of this Agreement, neither the Company nor any of its Subsidiaries has received any written notice, or, to the Company’s Knowledge, any other notice, from a Significant Customer that such Significant Customer has terminated, or to the Knowledge of the Company has threatened to terminate, all or substantially all of its business with the Company or any of its Subsidiaries.

3.24 Product Liability. Except for matters that, individually or in the aggregate, have not had and would not be reasonably likely to have a Company Material Adverse Effect, (a) each product designed, formulated, manufactured or sold by the Company and its Subsidiaries has been done so since May 1, 2015 in conformity in all material respects with all applicable product specifications, applicable express and implied warranties and applicable law and (b) neither the Company nor any of its Subsidiaries has received any written notice of any allegation that a product it designed, formulated, manufactured or sold is materially defective or not in conformity in all material respects with the an applicable product specification, applicable express or implied warranties or applicable law.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE MERGER SUB

The Parent and the Merger Sub, jointly and severally, represent and warrant to the Company that the statements contained in this Article IV are true and correct.

4.1 Organization, Standing and Power. Each of the Parent and the Merger Sub is a corporation duly organized, validly existing and in good standing (to the extent such concepts are applicable) under the laws of the jurisdiction of its incorporation, has all requisite corporate power and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted, and is duly qualified to do business and, where applicable as a legal concept, is in good standing as a foreign corporation in each jurisdiction in which the character of the properties it owns, operates or leases or the nature of its activities makes such qualification legally required, except for such failures to be so organized, qualified or in good standing, individually or in the aggregate, that are not reasonably likely to have a Parent Material Adverse Effect. The Parent has delivered or made available to the Company complete and correct copies of the certificate of incorporation (or articles of organization) and bylaws, or similar organizational documents as amended through the date of this Agreement, of the Merger Sub and the Parent.

4.2 Authority; No Conflict; Required Filings and Consents.

(a) Each of the Parent and the Merger Sub has all requisite corporate power and authority to enter into this Agreement and, subject to the approval of this Agreement by the Parent as the sole shareholder of the Merger Sub (which shall occur immediately after the execution and delivery of this Agreement), to consummate the transactions contemplated hereby. The execution and delivery of, and the consummation of the transactions contemplated by, this Agreement by the Parent and the Merger Sub have been duly authorized by all necessary corporate action on the part of each of the Parent and the Merger Sub, subject to the approval of this Agreement by the Parent as the sole shareholder of the Merger Sub (which shall occur immediately after the execution and delivery of this Agreement). This Agreement has been duly executed and delivered by each of the Parent and the Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes the valid and binding obligation of each of the Parent and the Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) The execution and delivery of this Agreement by each of the Parent and the Merger Sub do not, and the consummation by the Parent and the Merger Sub of the transactions contemplated by this Agreement shall not, (i) conflict with, or result in any violation or breach of, any provision of the articles of organization, bylaws or other organizational documents of the Parent or the Merger Sub, (ii) conflict with, or result in any violation or breach of, or constitute a default with or without notice or the lapse of time, or both (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, or require a consent or waiver under, or result (or, with or without notice or lapse of time, or both, would result) in the creation or imposition of any Lien on any asset, property or right of the Parent or any of its Subsidiaries under, any of the terms, conditions or provisions of any lease, license, contract or other agreement, instrument or obligation to which the Parent or the Merger Sub is a party or by which any of them or any of their properties or assets may be bound, or (iii) subject to compliance with the requirements specified in clauses (i), (ii), (iii), (iv) and (v) of Section 4.2(c), conflict with or violate any permit, concession, franchise, license, judgment, injunction, order, decree, statute, law, ordinance, rule or regulation applicable to the Parent or the Merger Sub or any of its or their respective properties, rights or assets, except in the case of clauses (ii) and (iii) of this Section 4.2(b) for any such conflicts, violations, breaches, defaults, terminations, cancellations, accelerations, losses, penalties or Liens, and for any consents or waivers not obtained, that, individually or in the aggregate, have not had and would not be reasonably likely to have a Parent Material Adverse Effect.

(c) No consent, approval, license, permit, order or authorization of, or registration, declaration, notice or filing with, any Governmental Entity or any stock market or stock exchange on which shares of common stock of the Parent are listed for trading is required by or with respect to the Parent or the Merger Sub in connection with the execution and delivery of this Agreement by the Parent or the Merger Sub or the consummation by the Parent or the Merger Sub of the transactions contemplated by this Agreement, except for (i) the pre-merger notification requirements under the HSR Act and any other applicable Antitrust Laws, (ii) the filing of the Articles of Merger with the Secretary of State and appropriate corresponding documents with the appropriate authorities of other states in which the Company is qualified as a foreign corporation to transact business, (iii) required filing of the Proxy Statement under the Exchange Act, (iv) the filing of such reports, schedules or materials under the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby, (v) such consents, approvals, orders, authorizations, registrations, declarations, notices and filings as may be required under applicable state securities laws, and (vi) such other consents, approvals, licenses, permits, orders, authorizations, registrations, declarations, notices and filings which, if not obtained or made, individually or in the aggregate, would not be reasonably likely to have a Parent Material Adverse Effect.

(d) No vote of the holders of any class or series of the Parent’s capital stock or other securities is necessary for the consummation by the Parent of the transactions contemplated by this Agreement.

4.3 Information Provided. The information to be supplied by or on behalf of the Parent or the Merger Sub for inclusion in the Proxy Statement, on the date the Proxy Statement is first mailed to shareholders of the Company, at the time of any amendment or supplement thereto and at the time of the Company Shareholder Approval, in each case shall not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances in which they shall be made, not misleading.

4.4 Operations of the Merger Sub. The Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, and has engaged in no other business activities other than in connection with the transactions contemplated hereby and in connection with the Financing.

4.5 Financing. Parent has delivered to the Company true and complete copies, including all exhibits and schedules thereto, of (a) the executed commitment letter, dated as of the date hereof (the “Equity Funding Letter”), from the Guarantors, pursuant to which the Guarantors have agreed to make equity investments in the Parent, subject to the terms and conditions therein, in cash in the aggregate amount set forth therein (the “Equity Financing”), and (b) the executed commitment letter and Redacted Fee Letter, dated as of the date hereof (collectively, the “Debt Commitment Letter” and, together with the Equity Funding Letter, the “Financing Letters”), from MidCap Financial Trust, pursuant to which MidCap Financial Trust has agreed to provide, subject to the terms and conditions therein, debt financing in the amounts set forth therein (being collectively referred to as the “Debt Financing” and, together with the Equity Financing, collectively referred to as the “Financing”) for purposes of financing the Transactions and the related fees and expenses to be incurred by Parent in connection therewith. As of the date of this Agreement, neither of the Financing Letters has been amended or modified, no such amendment or modification is contemplated, none of the respective obligations and commitments contained in such letters have been withdrawn, terminated or rescinded in any respect and no such withdrawal, termination or rescission is contemplated. The Parent or the Merger Sub has fully paid any and all commitment fees or other fees in connection with the Financing Letters that are payable on or prior to the date hereof and (unless payment is agreed to be deferred or waived by the Debt Financing Sources in a binding written instrument) will continue to pay in full any such amounts required to be paid pursuant to the terms of the Financing Letters as and when they become due and payable on or prior to the Closing Date. Assuming the satisfaction of the conditions in Article VII, and assuming the Financing is funded in accordance with the Financing Letters and the completion of the Interim Period, the net proceeds contemplated by the Financing Letters (after netting out applicable fees, expenses, original issue discount and similar premiums and charges and after giving effect to the maximum amount of flex (including original issue discount flex) provided under the Debt Commitment Letter), together with the available unrestricted cash of the Company and its Subsidiaries, will in the aggregate be sufficient for the Merger Sub and the Surviving Corporation to pay the aggregate Merger Consideration (and any repayment or refinancing of debt contemplated by, or required in connection with the transactions described in, this Agreement, the Equity Funding Letter or the Debt Commitment Letter) and any other amounts required to be paid in connection with the consummation of the Transactions (including all amounts payable in respect of Company Stock Options, Company RSUs and Company PSUs under this Agreement) and to pay all related fees and expenses of the Parent and the Merger Sub. The Financing Letters are (x) legal, valid and binding obligations of the Parent and the Merger Sub, as applicable, and each of the other parties thereto, (y) enforceable in accordance with their respective terms against the Parent and the Merger Sub, as applicable, and each of the other parties thereto, in each case except as such enforceability may be limited by the Bankruptcy and Equity Exception, and (z) in full force and effect. As of the date of this Agreement, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to constitute a default or breach on the part of the Parent or the Merger Sub or, to the knowledge of the Parent, any other parties thereto under the Equity Funding Letter or the Debt Commitment Letter. As of the date of this Agreement, the Parent does not have any reason to believe that it or any of the other parties to the Financing Letters will be unable to satisfy on a timely basis any term or condition of the Financing Letters required to be satisfied by it, that the conditions thereof will not otherwise be satisfied or that the full amount of the Financing will not be available on the Closing Date. The only conditions precedent or other contingencies (including market “flex” provisions) related to the obligations of the Guarantors to fund the full amount of the Equity Financing and the lenders to fund the full amount of the Debt Financing are those expressly set forth in the Equity Funding Letter and the Debt Commitment Letter, respectively. As of the date of this Agreement, there are no side letters or other contracts or arrangements to which the Parent or any of its Affiliates is a party related to the Financing other than as expressly contained in the Financing Letters and delivered to the Company prior to the date hereof.

4.6 Guarantee. Concurrently with the execution of this Agreement, the Parent has delivered to the Company the duly executed limited guarantee of the Guarantors, dated as of the date of this Agreement, in favor of the Company in respect of the Parent’s obligation to pay the Parent Termination Fee and the Parent’s and the Merger Sub’s other payment or reimbursement obligations arising under, or in connection with, this Agreement and the Transactions, up to the aggregate amount set forth therein (the “Guarantee”). The Guarantee is in full force and effect and is a legal, valid and binding obligation of the Guarantors, enforceable against the Guarantors in accordance with its terms, except as enforceability may be limited by the Bankruptcy and Equity Exception.

4.7 Solvency. None of Parent, Merger Sub or the Guarantors is entering into this Agreement with the actual intent to hinder, delay or defraud either present or future creditors of the Company or any of its Subsidiaries. Assuming (a) satisfaction or waiver of the conditions to the Parent’s and the Merger Sub’s obligation to consummate the Merger and the accuracy of the representations and warranties of the Company set forth in Article III, (b) the effectiveness of the Transactions and the payment of the aggregate Merger Consideration, any other repayment or refinancing of debt contemplated in this Agreement or the Financing Letters, payment of all amounts required to be paid in connection with the consummation of the Transactions, and payment of all related fees and expenses of the Parent and the Merger Sub, and (c) the Company and its Subsidiaries will be Solvent immediately prior to the Effective Time, each of Parent and the Surviving Corporation will be Solvent as of the Effective Time and immediately after the consummation of the Transactions. For the purposes of this Agreement, the term “Solvent”, when used with respect to any Person, means that, as of any date of determination, (i) the then present fair salable value of the assets of such Person and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed, as of that date, the debts and liabilities, direct, subordinated, contingent or otherwise, of such Person and its Subsidiaries on a consolidated basis, (ii) the present fair saleable value of the property of such Person and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of such Person and its Subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (iii) such Person and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted within 90 days following the Closing Date and (iv) such Person and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured.

4.8 Ownership of Company Common Stock. None of the Merger Sub or the Parent or any of their “Affiliates” or “Associates” (as those terms are defined in Section 110F of the Massachusetts General Laws) (a) directly or indirectly “owns” or, within the past three (3) years, has “owned,” beneficially or otherwise, any shares of Company Common Stock, any other securities of the Company or any options, warrants or other rights to acquire shares of Company Common Stock or other securities of the Company, or any other economic interest (through derivative securities or otherwise) in the Company, or (b) has been an “Affiliate” or “Associate” (as those terms are defined in Section 110F of the Massachusetts General Laws) of the Company at any time during the past three (3) years.

4.9 Litigation. As of the date of this Agreement, there is no action, suit, proceeding, claim, arbitration or investigation pending and of which Parent has been notified or, to the

Parent’s knowledge, threatened against the Parent or any of its Subsidiaries, in each case that, individually or in the aggregate, has had or is reasonably likely to have a Parent Material Adverse Effect. As of the date of this Agreement, there are no judgments, orders or decrees outstanding against the Parent or any of its Subsidiaries that, individually or in the aggregate, has had or is reasonably likely to have a Parent Material Adverse Effect.

4.10 Other Agreements or Understandings. The Parent has disclosed to the Company all contracts, arrangements or understandings (and, with respect to those that are written, the Parent has furnished to the Company correct and complete copies thereof) between or among the Parent, the Merger Sub, or any Affiliate of the Parent, on the one hand, and any member of the board of directors or management of the Company or any of its Subsidiaries.

4.11 Brokers. No agent, broker, investment banker, financial advisor or other firm or Person is or shall be entitled, as a result of any action or agreement of the Parent or any of its Affiliates, to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any of the transactions contemplated by this Agreement for which the Company or any of its Subsidiaries would have any obligations or liabilities prior to the Effective Time.

4.12 Independent Investigation. Each of the Parent and the Merger Sub acknowledges that it has conducted to its satisfaction its own independent investigation and analysis of the business, operations, assets, liabilities, results of operations, condition (financial or otherwise) and prospects of the Company and the Company’s Subsidiaries and that each of the Parent and the Merger Sub and its Representatives have received access to such books and records, facilities, equipment, contracts and other assets of the Company and the Company’s Subsidiaries that it and its Representatives have desired or requested to review for such purpose, and that it and its Representatives have had a full opportunity to meet with the management of the Company and the Company’s Subsidiaries and to discuss the business, operations, assets, liabilities, results of operations, condition (financial or otherwise) and prospects of the Company and the Company’s Subsidiaries.

4.13 No Other Company Representations or Warranties. The Parent and the Merger Sub hereby acknowledge and agree that, (a) except for the representations and warranties set forth in Article III (in each case as qualified and limited by the Company Disclosure Schedule), none of the Company or any of its Subsidiaries, or any of its or their respective Affiliates, shareholders or Representatives, or any other Person acting on behalf of the Company, has made or is making any express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective business or operations, including with respect to any information provided or made available to the Parent, the Merger Sub or any of their respective Affiliates, shareholders or Representatives, or any other Person acting on behalf of the Parent, or, except as otherwise expressly set forth in this Agreement, had or has any duty or obligation to provide any information to the Parent, the Merger Sub or any of their respective Affiliates, shareholders or Representatives, or any other Person acting on behalf of the Parent, in connection with this Agreement, the transactions contemplated hereby or otherwise, (b) except for rights and remedies in favor of the Parent and the Merger Sub expressly contemplated by this Agreement in respect of any breach of or inaccuracy in any of the representations and warranties set forth in Article III (in each case as qualified and limited by the Company Disclosure Schedule), to the fullest extent permitted by law, none of the Company or any of its Subsidiaries, or any of its or

their respective Affiliates, shareholders or Representatives, or any other Person acting on behalf of the Company, will have or be subject to any liability or indemnification or other obligation of any kind or nature to the Parent, the Merger Sub or any of their respective Affiliates, shareholders or Representatives, or any other Person acting on behalf of the Parent, resulting from the delivery, dissemination or any other distribution to the Parent, the Merger Sub or any of their respective Affiliates, shareholders or Representatives, or any other Person acting on behalf of the Parent, or the use by the Parent, the Merger Sub or any of their respective Affiliates, shareholders or Representatives, or any other Person acting on behalf of the Parent, of any such information provided or made available to any of them by the Company or any of its Subsidiaries, or any of its or their respective Affiliates, shareholders or Representatives, or any other Person acting on behalf of the Company, including any information, documents, estimates, projections, forecasts or other forward-looking information, business plans or other material provided or made available to the Parent, the Merger Sub or any of their respective Affiliates, shareholders, or Representatives, or any other Person acting on behalf of the Parent, in “data rooms,” confidential information memoranda, management presentations or otherwise in anticipation or contemplation of the Merger or any other transaction contemplated by this Agreement, and (c) except for the representations and warranties set forth in Article III (in each case as qualified and limited by the Company Disclosure Schedule), none of the Parent, the Merger Sub or any of their respective Affiliates, shareholders or Representatives, or any other Person acting on behalf of the Parent, has relied on any such information (including the accuracy or completeness thereof).

4.14 Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business Plans. In connection with the due diligence investigation of the Company by the Parent and the Merger Sub and their respective Affiliates, shareholders and Representatives, the Parent and the Merger Sub and their respective Affiliates, shareholders and Representatives have received and may continue to receive after the date hereof (including pursuant to Section 6.4(b)) from the Company and its Affiliates, shareholders and Representatives certain estimates, projections, forecasts and other forward-looking information, as well as certain business plan information, regarding the Company and its business and operations. The Parent and the Merger Sub hereby acknowledge that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business plans, with which the Parent and the Merger Sub are familiar, that the Parent and the Merger Sub are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business plans), and that the Parent and the Merger Sub will have no claim against the Company or any of its Subsidiaries, or any of their respective Affiliates, shareholders or Representatives, or any other Person acting on behalf of the Company, with respect thereto, in each case without limiting any of the express representations and warranties set forth in this Agreement or the rights and remedies expressly contemplated by this Agreement as a result of any inaccuracy in or breach of any such representations or warranties. Accordingly, the Parent and the Merger Sub hereby acknowledge and agree that none of the Company or any of its Subsidiaries, nor any of their respective Affiliates, shareholders or Representatives, nor any other Person acting on behalf of the Company, has made or is making any express or implied representation or warranty with respect to such estimates, projections, forecasts, forward-looking statements or business plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking statements or business plans), in each case other than the express representations and warranties set forth in this Agreement. The Parent and the Merger Sub each expressly disclaims that it is relying upon or has relied upon any representations or warranties or other statements or omissions that may have been made by the Company or any Person with respect to the Company other than the representations and warranties set forth in this Agreement. The Parent and the Merger Sub each expressly disclaims any obligation or duty by the Company to make any disclosures of fact not required to be disclosed pursuant to the specific representations and warranties set forth in this Agreement.

ARTICLE V

CONDUCT OF BUSINESS

5.1 Covenants of the Company. Except as otherwise expressly contemplated or required by this Agreement, as required by applicable law or by any agreement, plan or arrangement in effect on the date hereof and made available to the Parent (or not required by the terms of this Agreement to be made available to the Parent), as set forth in Section 5.1 of the Company Disclosure Schedule, or with the Parent’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), during the Pre-Closing Period, the Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to act and carry on its business in the Ordinary Course of Business, to preserve intact its business organization and to preserve satisfactory business relationships with material customers, suppliers, licensors, licensees, distributors, wholesalers, lessors and others having material business dealings with the Company or its Subsidiaries. Without limiting the generality of the foregoing, except as otherwise expressly contemplated or required by this Agreement, as required by applicable law or by any agreement, plan or arrangement in effect on the date hereof and made available to the Parent, as set forth in Section 5.1 of the Company Disclosure Schedule, or with the Parent’s prior written consent (which shall not be unreasonably withheld, conditioned or delayed), during the Pre-Closing Period the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly, do any of the following:

(a) (i) declare, set aside, make or pay any dividends on, or make any other distributions (whether in cash, securities or other property) in respect of, any of its capital stock (other than dividends and distributions by a direct or indirect wholly owned Subsidiary of the Company to its parent), (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or any of its other securities; or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or any other of its securities or any rights, warrants or options to acquire any such shares or other securities, except, in the case of this clause (iii), for the acquisition of shares of Company Common Stock (A) from holders of Company Stock Options (which are outstanding as of the date of this Agreement or permitted under Section 5.1(j)) in full or partial payment of the exercise price and in accordance with the terms thereof as they exist on the date of this Agreement (or as otherwise permitted under Section 5.1(j)), (B) from holders of Company Stock Options, Company RSUs or Company PSUs (in each case which are outstanding as of the date of this Agreement or permitted under Section 5.1(j)) in full or partial payment of any applicable Taxes payable by such holder upon exercise or settlement thereof, as applicable, to the extent required (or, in the case of cashless setoff or surrender of shares, permitted) under the terms thereof as they exist on the date of this Agreement (or as otherwise permitted under Section 5.1(j)) or (C) from former employees, directors and consultants as required (or, in the case of shares with an original per share issuance price that is less than the Merger Consideration, permitted) by agreements existing as of the date of this Agreement or permitted under Section 5.1(j) providing for the repurchase of shares at their original issuance price or forfeiture of shares for no consideration in accordance with the terms thereof as they exist on the date of this Agreement (or as otherwise permitted under Section 5.1(j)), in each case under this clause (C) in connection with any termination of services to the Company or any of its Subsidiaries;

(b) except as permitted by Section 5.1(j), issue, deliver, sell, grant, pledge or otherwise dispose of or subject to any Lien any shares of its capital stock, any other voting securities or any securities convertible into or exchangeable for, or any rights, warrants or options to acquire, any such shares, voting securities or convertible or exchangeable securities, in each case other than the issuance of shares of Company Common Stock (i) upon the exercise of Company Stock Options outstanding on the date of this Agreement and in accordance with the terms thereof as they exist on the date of this Agreement, (ii) upon settlement of Company RSUs or Company PSUs outstanding on the date of this Agreement and in accordance with the terms thereof as they exist on the date of this Agreement or (iii) pursuant to the Company ESPP in accordance with the terms thereof as they exist on the date of this Agreement, other than any changes to such terms contemplated by Section 2.3(f) hereof;

(c) amend the Company’s or any of its Subsidiaries’ articles of organization, bylaws or other comparable charter or organizational documents;

(d) acquire (i) by merging or consolidating with, or by purchasing all or a substantial portion of the assets or any stock of, or by any other manner, any business or any corporation, partnership, joint venture, limited liability company, association or other business organization or division thereof or (ii) any assets, rights or properties, except (A) for purchases of inventory and raw materials in the Ordinary Course of Business, (B) as permitted by Section 5.1(h), (C) for purchases in accordance with the Company’s budget set forth in Section 5.1(d) of the Company Disclosure Schedule and (D) for purchases of other assets in an aggregate amount not to exceed $2,000,000;

(e) sell, lease, license (or sublicense), pledge, mortgage or otherwise dispose of or subject to any Lien any properties, rights or assets of the Company or of any of its Subsidiaries, other than sales of inventory (including demonstration inventory classified as a fixed asset) and dispositions of obsolete equipment in each case in the Ordinary Course of Business and sales of other assets in an aggregate amount not to exceed $500,000;

(f) (i) adopt any shareholder rights plan, (ii) adopt a plan of complete or partial liquidation, dissolution, recapitalization, restructuring or other reorganization or (iii) subject to Section 6.1 and Section 8.1(f), merge or consolidate with any Person;

(g) (i) incur any indebtedness for borrowed money or guarantee any such indebtedness of another Person (other than (A) to the Company or one of its wholly-owned Subsidiaries in the Ordinary Course of Business, (B) letters of credit or similar arrangements issued to or for the benefit of suppliers and manufacturers in the Ordinary Course of Business, (C) indebtedness incurred under the Credit Facility in an aggregate principal amount not to exceed $100,000 at any time and (D) balances on lines of credit associated with existing hedging arrangements), (ii) issue, sell or amend any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any debt securities of another Person, enter into any “keep well” or other agreement to maintain any financial statement condition of another Person or enter into any arrangement having the economic effect of any of the foregoing, (iii) make any loans, advances (other than routine advances to employees of the Company and its Subsidiaries in the Ordinary Course of Business) or capital contributions to, or investment in, any other Person, other than the Company or any of its direct or indirect wholly owned Subsidiaries, provided, however, that the Company may continue to make investments in the Ordinary Course of Business in short-term, highly liquid investments that are readily convertible to known amounts of cash, or (iv) enter into any hedging agreement or other financial agreement or arrangement designed to protect the Company or its Subsidiaries against fluctuations in exchange rates;

(h) make any capital expenditures or other expenditures with respect to property, plant or equipment other than as included in the Budget or as permitted under Section 5.1(d) above;

(i) make any material changes in accounting methods, principles or practices, except insofar as may be required by a change in GAAP;

(j) except as required by applicable law or in order to comply with any Company Employee Plan in existence on the date hereof, (i) adopt, enter into, terminate or amend in a manner adverse to the Company or any of its Subsidiaries any employment, consulting, severance, retention, change in control, termination or similar agreement with any of its directors, officers, employees or individual independent contractors, other than (1) entry into at-will offer letters in the Ordinary Course of Business with newly hired employees, which letters do not provide for any severance or change in control benefits (other than participation in the Company’s applicable severance practices as in effect on the date hereof as set forth in Section 5.1(j) of the Company Disclosure Schedule (“Company Severance Practices”)), (2) entry into severance agreements with new hires in the Ordinary Course of Business providing for severance benefits consistent with the Company Severance Practices, but only with respect to new hires for whom the total annual compensation is not expected to exceed on an individual basis $250,000, or (3) entry into customary separation agreements in the Ordinary Course of Business providing for a release by the former employee and severance benefits consistent with Company Severance Practices, (ii) hire any new employees or individual independent contractors, other than (A) new hires of non-executive employees or individual independent contractors, in each case, in the Ordinary Course of Business, (B) hiring contemplated in, and in accordance with, the budget made available to the Parent prior to the date of this Agreement or (C) hiring of employees to fill vacancies at total annual compensation substantially similar to their predecessors in the Ordinary Course of Business, (iii) establish, adopt, enter into, amend or terminate any collective bargaining agreement or Company Employee Plan, except for amendments to Company Employee Plans that are welfare plans or fringe benefit plans in the Ordinary Course of Business that do not (or will not after the Closing) increase in any material respect the cost to the Company or any of its Subsidiaries of maintaining such Company Employee Plans or providing the applicable benefits thereunder and that apply to substantially all employees across-the-board, (iv) increase the compensation or benefits of, or pay or award any bonus or other incentive compensation to, any director, officer, employee or individual independent contractor (except for (A) payment of bonuses consistent with arrangements existing as of the date hereof disclosed in Section 5.1(j) of the Company Disclosure Schedule, (B) salary and bonus increases in amounts that are in the Ordinary Course of Business in connection with promotions made in the Ordinary Course of Business of employees with individual salaries or wages of less than $150,000 per year, (C) bonus opportunities in amounts that are in the Ordinary Course of Business and that are granted in the Ordinary Course of Business, in each case, to new hires permitted under clause (ii) above (excluding any change-in-control or similar transaction-related bonuses), and (D) in the case of individual independent contractors, for rate increases in the Ordinary Course of Business), (v) take any action to accelerate any payment or benefit, the vesting of any payment or benefit or the funding of any payment or benefit, payable or to become payable to any of its directors, officers, employees or individual independent contractors, (vi) grant to any of its directors, officers, employees or individual independent contractors any increase in severance or termination pay, (vii) grant any stock options, restricted stock units, stock appreciation rights, stock-based or stock-related awards, performance units or restricted stock, except, in the case of the Company ESPP, as provided in Section 2.3(f), or (viii) terminate the employment of any employee or individual independent contractor whose total annual compensation exceeds $250,000, other than for cause;

(k) (i) enter into any Contract that, if in effect on the date hereof, would have been a Company Material Contract (other than Contracts contemplated by clause (e) of the definition of “Company Material Contract” that are entered in the Ordinary Course of Business), (ii) terminate any Company Material Contract, except as a result of a material breach or a material default by the counterparty thereto or as a result of the expiration of such Company Material Contract in accordance with its terms as in effect on the date of this Agreement, (iii) amend or modify in a manner that is materially adverse to the Company and its Subsidiaries, taken as a whole, any Company Material Contract or (iv) waive any material term of, or waive any material default under, or release, settle or compromise any material claim against the Company or any of its Subsidiaries under, or any material liability or obligation owing to the Company or any of its Subsidiaries under, any Company Material Contract;

(l) knowingly relinquish, abandon or permit to lapse any of its rights in any material registered Intellectual Property;

(m) except as permitted by and in accordance with Section 6.13, settle any action, suit, proceeding, claim (excluding claims with respect to commercial matters resolved in the Ordinary Course of Business for amounts that are not material), arbitration or investigation, other than a settlement of any action, suit, proceeding, claim, arbitration or investigation (but not a criminal proceeding) (i) for an amount not in excess of the amount reserved with respect to such matter in the Company Balance Sheet included in the Company SEC Reports filed prior to the date hereof or (ii) that requires payments by the Company (net of insurance proceeds received) in an amount not to exceed, individually or in the aggregate, $250,000, and in each case that does not involve any admission of wrongdoing or injunctive or other equitable relief;

(n) make, revoke or change any material Tax election, adopt or change any accounting method for Tax purposes that has a material effect on Taxes, extend the statute of limitations (or file any extension request) relating to material Taxes with any Governmental Entity, amend any material Tax Return, or settle or compromise any material Tax liability; or

(o) authorize any of, or commit or agree, in writing or otherwise, to take any of, the foregoing actions.

5.2 Conduct of Business by the Parent and the Merger Sub Pending the Merger. Except as otherwise expressly contemplated or required by this Agreement or as required by applicable law, during the Pre-Closing Period, (a) neither the Parent nor the Merger Sub shall, directly or indirectly, without the prior consent of the Company (which shall not be unreasonably withheld, conditioned or delayed), take or cause to be taken any action that would be reasonably expected to materially delay, impair or prevent the consummation of the transactions contemplated by this Agreement, or propose, announce an intention or enter into any agreement to take any such action and (b) the Merger Sub shall not engage in any activity of any nature except for activities related to or in furtherance of the Merger, the Financing and the other transactions contemplated by this Agreement.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 No Solicitation.

(a) No Solicitation or Negotiation. Except as set forth in this Section 6.1, until the Effective Time, neither the Company nor any of its Subsidiaries shall, and the Company shall cause its directors, officers and senior management not to and shall use reasonable efforts to cause its other Representatives not to, directly or indirectly:

(i) solicit, initiate, knowingly facilitate or knowingly encourage any inquiries or the making of any proposal or offer that constitutes, or would reasonably be expected to lead to, any Acquisition Proposal; or

(ii) other than informing Persons of the existence of the provisions of this Section 6.1, enter into, continue or otherwise participate in any discussions or negotiations regarding any Acquisition Proposal, or provide or furnish to any Person or group who has made or would reasonably be expected to make any Acquisition Proposal or for the purpose of encouraging or facilitating any Acquisition Proposal any non-public information concerning the Company or any of its Subsidiaries.

Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, subject to compliance with Section 6.1(c), if at any time prior to the Effective Time, (i) the Company has received after the date of this Agreement a written Acquisition Proposal that did not result from a material breach of this Section 6.1, and (ii) the Company Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that such Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Proposal (the Person making such Acquisition Proposal, a “Qualified Person”), then the Company may (A) furnish non-public information with respect to the Company and its Subsidiaries to such Qualified Person (and the Representatives of such Qualified Person), pursuant to a confidentiality agreement not materially less restrictive with respect to the confidentiality and non-use obligations of the Qualified Person than the Confidentiality Agreement (provided, that the Company shall promptly thereafter (and in any event within one (1) Business Day) provide to the Parent, subject to the terms of the Confidentiality Agreement, any material non-public information (whether written or unwritten) concerning the Company and its Subsidiaries that is provided to (or made accessible to) such Qualified Person and which was not previously provided or made available to the Parent), (B) engage in discussions or negotiations (including solicitation of revised Acquisition Proposals) with any such Qualified Person (and the Representatives of such Qualified Person) regarding any such Acquisition Proposal and (C) amend, or grant a waiver or release under, any standstill or similar agreement with respect to any Company Common Stock with any such Qualified Person.

(b) No Change in Recommendation or Alternative Acquisition Agreement. Prior to the Effective Time:

(i) the Company Board shall not, except as set forth in this Section 6.1, (x) fail to include the Company Board Recommendation in the Proxy Statement, (y) withhold, withdraw or modify or publicly propose to withhold, withdraw or modify, in a manner adverse to the Parent or the Merger Sub, the Company Board Recommendation or (z) adopt, approve, endorse or recommend, or publicly propose to adopt, approve, endorse or recommend, any Acquisition Proposal (any action described in clauses (x), (y) or (z), a “Company Board Recommendation Change”); and

(ii) the Company shall not, and shall not permit any of its Subsidiaries to, enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar agreement (an “Alternative Acquisition Agreement”) providing for a transaction contemplated by any Acquisition Proposal (other than a confidentiality agreement referred to in Section 6.1(a) entered into in the circumstances referred to in Section 6.1(a)).

Notwithstanding the foregoing or anything to the contrary set forth in this Agreement (including the provisions of this Section 6.1), at any time prior to the Effective Time, the Company Board may (A) effect a Company Board Recommendation Change in response to a Superior Proposal or (B) effect a Company Board Recommendation Change (other than pursuant to clause (z) of the definition thereof) in response to an Intervening Event if (in the case of either clause (A) or (B)): (i) the Company Board shall have determined in good faith (after consultation with outside counsel) that the failure to effect a Company Board Recommendation Change would be reasonably likely to be inconsistent with its fiduciary duties under applicable law; (ii) the Company has notified the Parent in writing at least four (4) Business Days prior to taking such action that it intends to effect a Company Board Recommendation Change, describing in reasonable detail the reasons for such Company Board Recommendation Change (a “Recommendation Change Notice”) (it being understood that the Recommendation Change

Notice shall not, in and of itself, constitute a Company Board Recommendation Change or a Trigger Event for purposes of this Agreement so long as such notice states that it is not a Company Board Recommendation Change and that the Company Board is not changing the Company Board Recommendation); (iii) if requested by the Parent, the Company shall have made available and instructed its Representatives to discuss and negotiate with the Parent’s Representatives any proposed modifications to the terms and conditions of this Agreement (in a manner that would obviate the need to effect such Company Board Recommendation Change) during the four (4) Business Day period following delivery by the Company to the Parent of such Recommendation Change Notice; and (iv) if the Parent shall have delivered to the Company a written, binding and irrevocable offer to alter the terms or conditions of this Agreement during such four (4) Business Day period (provided that the Parent may revise its offer in response to any revisions to a Superior Proposal and the Parent’s binding offer may terminate after the expiration of such four (4) Business Day period), the Company Board shall have determined in good faith (after consultation with outside counsel), after giving effect to the terms of any revised offer by the Parent, that the failure to effect a Company Board Recommendation Change would still be reasonably likely to be inconsistent with its fiduciary duties under applicable law and, with respect to a Company Board Recommendation Change in response to a Superior Proposal, the Company Board has determined in good faith (after consultation with its financial advisor and outside counsel) that such initial or revised (as applicable) Superior Proposal continues to constitute a Superior Proposal; provided that, if there are any material amendments, revisions or changes to the terms of any such Superior Proposal (including any revision to the amount, form or mix of consideration the Company’s shareholders would receive as a result of the Superior Proposal, whether or not material), the Company shall notify the Parent of each such amendment, revision or change in compliance with Section 6.1(c) and the applicable four (4) Business Day period described above shall be extended until at least two (2) Business Days after the time that the Parent receives notification from the Company of each such amendment, revision or change and the Company Board shall not make a Company Board Recommendation Change prior to the end of any such period as so extended and compliance with the other requirements described above during such period as so extended.

(c) Notices to the Parent. The Company shall promptly (and in any event within one (1) Business Day) advise the Parent in writing of the Company’s receipt of any written Acquisition Proposal, including the material terms and conditions of any such Acquisition Proposal and the identity of the Person making any such Acquisition Proposal. The Company shall promptly (and, in any event, within one (1) Business Day) provide the Parent with copies of all material written requests, proposals or offers, including any proposed agreements (whether or not material) and any material changes to the terms of the Acquisition Proposal (whether written or oral), received by or made to the Company from any Person or group making an Acquisition Proposal. The Company shall not enter into any confidentiality agreement subsequent to the date hereof which prohibits the Company from providing to the Parent the information required to be provided to the Parent pursuant to this Section 6.1(c).

(d) Certain Permitted Disclosure. Notwithstanding anything to the contrary in this Agreement, nothing contained in this Agreement shall prohibit the Company, any of its Subsidiaries or the Company Board from (i) taking and disclosing to the Company’s shareholders a position with respect to a tender offer contemplated by Rule 14d-9 or Rule 14e-2 promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder (none of which, in and of itself, shall be deemed to constitute a Company Board Recommendation Change), or (ii) making any disclosure to the Company’s shareholders if, in the good faith judgment of the Company Board, after consultation with outside counsel, failure to so disclose would be reasonably likely to be inconsistent with its fiduciary duties under applicable law; provided that this Section 6.1(d) shall not permit the Company Board of Directors to make a Company Board Recommendation Change except to the extent expressly permitted by, and in accordance with, Section 6.1(b) or Section 8.1(f).

(e) Cessation of Ongoing Discussions. The Company shall, and shall cause its and its Subsidiaries’ directors, officers and senior management, and shall direct and cause its other Representatives to, except with respect to the Parent and the Merger Sub, (i) cease immediately all discussions and negotiations that commenced prior to the date of this Agreement regarding any proposal that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (ii) request the prompt return or destruction of all confidential or non-public information previously furnished to any Person within the last twelve (12) months for the purpose of evaluating a possible Acquisition Proposal and (iii) terminate access to any physical or electronic data rooms relating to a possible Acquisition Proposal; provided, however, that the foregoing shall not in any way limit or modify any of the Company’s rights under the other provisions of this Section 6.1.

6.2 Preparation of Proxy Statement; Company Shareholder Approval of the Merger.

(a) As promptly as reasonably practicable after the date of this Agreement, the Company shall (i) prepare (with the Parent’s reasonable cooperation) and file with the SEC a proxy statement (as amended or supplemented from time to time, the “Proxy Statement”) to be sent to the shareholders of the Company relating to the meeting of the Company’s shareholders (the “Company Meeting”) to be held to consider, among other matters, the approval of this Agreement and (ii) set a record date for determining the shareholders entitled to notice of and to vote at the Company Meeting and commence a broker search pursuant to Section 14a-13 of the Exchange Act in connection therewith. No filing of, or amendment or supplement to, the Proxy Statement will be made by the Company without providing the Parent a reasonable opportunity to review and comment thereon and the Company will consider in good faith incorporating any reasonable comments timely made thereto by the Parent. The Company will advise the Parent promptly after it receives any oral or written request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information, and will promptly provide the Parent with copies of any written communication from the SEC or any state securities commission and a reasonable opportunity to participate in the responses thereto and the Company will consider in good faith incorporating any reasonable comments to such response timely made by the Parent. If, at any time prior to the Effective Time, any information relating to the Company or the Parent, or any of their respective Affiliates, officers or directors, should be discovered by the Company or the Parent that should be set forth in an amendment or supplement to the Proxy Statement, so that the Proxy Statement would not contain any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall promptly be filed with the SEC and, to the extent required under applicable law, disseminated to shareholders of the Company; provided that the delivery of such notice and the filing of any such amendment or supplement shall not affect or be deemed to modify any representation or warranty made by any party hereunder or otherwise affect the remedies available hereunder to any party.

(b) As promptly as reasonably practicable following the Company’s receipt of notice from the SEC that the SEC has completed its review of the Proxy Statement (or, if the SEC does not inform the Company that it intends to review the Proxy Statement on or before the 10th calendar day following the filing of the preliminary Proxy Statement pursuant to Rule 14a-6 under the Exchange Act, as promptly as reasonably practicable following such 10th calendar day), the Company, acting through the Company Board, shall duly call, give notice of, convene and hold the Company Meeting for the purpose of obtaining the Company Shareholder Approval and, if applicable, the advisory vote required by Rule 14a-21(c) under the Exchange Act in connection therewith; provided, however, that the Company Board shall be permitted to adjourn, delay or postpone the Company Meeting in accordance with applicable law (but not beyond the Outside Date) (i) if the Company Board has determined in good faith after consultation with outside counsel that the failure to so adjourn, delay or postpone the Company Meeting would be reasonably likely to be inconsistent with its fiduciary duties under applicable law, (ii) to the extent necessary to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Company Board has determined in good faith after consultation with outside counsel is reasonably likely to be necessary or appropriate under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by the Company’s shareholders prior to the Company Meeting or (iii) if there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Meeting. Except to the extent that the Company Board shall have effected a Company Board Recommendation Change in accordance with Section 6.1(b), the Company, through the Company Board, shall (A) recommend to its shareholders that they approve this Agreement (the “Company Board Recommendation”) and (B) include such recommendation in the Proxy Statement.

6.3 Nasdaq Listing. The Company shall use its commercially reasonable efforts to continue the listing of the Company Common Stock on Nasdaq. Each of the parties hereto agrees to cooperate with the other parties hereto and to use its reasonable best efforts to take or cause to be taken, all actions necessary to delist the Company Common Stock from Nasdaq as promptly as possible following the Effective Time and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after such delisting.

6.4 Confidentiality; Access to Information.

(a) Except as expressly modified herein, the Confidentiality Agreement shall continue in full force and effect in accordance with its terms.

(b) During the Pre-Closing Period, notwithstanding anything in the Confidentiality Agreement to the contrary, the Company shall (and shall cause each of its Subsidiaries to) afford to the Parent and the Parent’s Representatives, reasonable access, upon reasonable notice, during normal business hours and in a manner that does not unreasonably disrupt or interfere with business operations, to all of its employees (subject to this Section 6.4(b)), properties, books, contracts and records as the Parent shall reasonably request, and, during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to the Parent (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal or state securities laws and (ii) all other information concerning its employees (subject to this Section 6.4(b)), business, properties and assets as the Parent may reasonably request; provided, however, that the Company shall not be required to permit any inspection or other access, or to disclose any information, (A) to the extent related to an Acquisition Proposal or a Trigger Event (except as otherwise expressly required by Section 6.1(a), Section 6.1(b) or Section 6.1(c)), or (B) that in the reasonable judgment of the Company (after consultation with outside legal counsel) would: (1) result in the disclosure of any trade secrets of any third party, (2) violate any legal requirement or contract (including confidentiality provisions thereof), or (3) jeopardize protections afforded the Company under the attorney-client privilege or the attorney work product doctrine (so long as in connection with this clause (B) the Company has used commercially reasonable efforts to make appropriate substitute arrangements to permit reasonable disclosure, to the extent permitted by applicable law and practicable under the circumstances); provided further, that the Company shall not be required to provide access to its employees other than (x) the employees set forth in Section 6.4(b) of the Company Disclosure Schedule, or (y) pursuant to a reasonable integration plan that will be agreed in good faith by the Company and the Parent as promptly as practicable following the date hereof, or (z) as otherwise reasonably approved by the Company. Any such information shall be subject to the Confidentiality Agreement. Prior to the Closing, neither the Parent nor the Merger Sub shall (and each shall cause its Affiliates and Representatives not to) contact or communicate with any of the employees (other than the employees set forth in Section 6.4(b) of the Company Disclosure Schedule and other than employees identified in and pursuant to a reasonable integration plan that will be agreed in good faith by the Company and the Parent as promptly as practicable following the date hereof), licensors, customers or suppliers of the Company or any of its Subsidiaries, without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), it being understood that (I) the Company will cooperate in good faith with the Parent to arrange for an appropriate response to unsolicited outreach to the Parent or any of its Affiliates or Representatives by such licensors, customers or suppliers (which response shall include, at the Company’s request, a representative of the Company), (II) this Section 6.4(b) shall not prohibit the Parent or any of its Affiliates or Representatives from contacting such licensors, customers or suppliers in the Ordinary Course of Business if such contacts are unrelated to this Agreement and the transactions contemplated hereby and (III) incidental contact with such licensors, customers or suppliers by Representatives or portfolio companies (or Representatives of portfolio companies) of the Parent or the Parent’s Affiliates without the Parent’s advance knowledge or instructions shall not be deemed a breach of this Section 6.4(b).

6.5 Legal Conditions to the Merger.

(a) Subject to the terms hereof, including Section 6.1, Section 6.5(b), Section 6.5(c) and Section 6.5(d), each party hereto shall each use its reasonable best efforts to:

(i) take, or cause to be taken, all actions, and do, or cause to be done, and to assist and cooperate with the other parties hereto in doing, all things necessary, proper or advisable to consummate and make effective the transactions contemplated hereby as promptly as practicable;

(ii) as promptly as practicable, obtain any consents, licenses, permits, waivers, approvals, authorizations, or orders required to be obtained by such party (or any of its Subsidiaries) from any Governmental Entity, or third party listed on Section 6.5(a) of the Company Disclosure Schedule, in connection with the authorization, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby; provided, however, that in no event shall the Parent, the Merger Sub, the Company or any of their respective Subsidiaries be required to pay any monies (except for filings or similar fees) or (except, in the case of the Parent or the Merger Sub, as contemplated by, and subject to, Section 6.5(d)) agree to any material undertaking in connection with any of the foregoing;

(iii) as promptly as practicable, make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement and the Merger required under (A) the Exchange Act, and any other applicable federal or state securities laws, (B) the HSR Act, any other applicable Antitrust Laws and any related governmental request thereunder and (C) any other applicable law;

(iv) contest and resist any action, including any administrative or judicial action, and seek to have vacated, lifted, reversed or overturned any decree, judgment, injunction or other order (whether temporary, preliminary or permanent) (a “Restrictive Order”) which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger or the other transactions contemplated by this Agreement; and

(v) execute or deliver any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

The parties hereto shall cooperate with each other in connection with the making of all such filings and submissions contemplated by the foregoing clauses (ii) or (iii), including providing copies of all such documents to the non-filing Person and its advisors prior to filing and, if requested, accepting reasonable additions, deletions or changes suggested in connection therewith. Each party hereto shall use its reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to any applicable law in connection with the transactions contemplated by this Agreement. Notwithstanding the foregoing, each party may, as each determines is reasonably necessary, designate competitively sensitive material provided to the other pursuant to this Section 6.4 as “Outside Counsel Only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to directors, officers or employees of the recipient unless express permission is obtained in advance from the source of the materials (the Parent or the Company, as the case may be) or its legal counsel. For the avoidance of doubt, nothing contained in this Section 6.5(a) shall limit any obligation under any other provision in this Section 6.5.

(b) Without limiting the generality of anything contained in this Section 6.5, each of the Parent and the Company shall (i) as soon as reasonably practicable and in any event within seven (7) Business Days following the date of this Agreement, if required, make an appropriate filing of a Notification and Report Form pursuant to the HSR Act (including seeking early termination of the waiting period under the HSR Act) with respect to the transactions contemplated by this Agreement and (ii) as promptly as practicable make any filings required or advisable under other applicable Antitrust Laws. None of the Parent, the Merger Sub or the Company shall commit to or agree with any Governmental Entity to stay, toll or extend any applicable waiting period under the HSR Act or other applicable Antitrust Laws or enter into a timing agreement with any Governmental Entity, without the prior written consent of the other parties.

(c) Subject to the terms hereof, and without limiting the Parent’s obligations under Section 6.5(d), the parties hereto shall, and shall cause each of their respective Subsidiaries to, cooperate and use their respective reasonable best efforts to obtain any government clearances or approvals required for the Closing under any Antitrust Law, to respond to any government requests for information under any Antitrust Law, to cause any waiting periods under any applicable Antitrust Laws to expire or be terminated, and to contest and resist any action, including any legislative, administrative or judicial action, and to have vacated, lifted, reversed or overturned any Restrictive Order. The parties hereto shall consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other parties in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law. To the extent permitted by law or Governmental Entities reviewing the transactions contemplated by this Agreement, the parties will provide each other the opportunity to participate in meetings and other substantive conversations with any such Governmental Entities.

(d) Notwithstanding anything to the contrary in this Agreement, the Parent shall propose, negotiate, offer to commit and effect (and if such offer is accepted, commit to and effect), by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of such assets or businesses of the Parent or, effective as of the Effective Time, the Surviving Corporation, or their respective Subsidiaries, or otherwise offer to take or offer to commit to take any action which it is capable of taking and if the offer is accepted, take or commit to take such action that limits its freedom of action with respect to, or its ability to retain, any of the businesses, services or assets of the Parent, the Surviving Corporation or their respective Subsidiaries, in order to avoid the entry of, or to effect the dissolution of, any Restrictive Order, which would have the effect of preventing or delaying the Closing beyond the Outside Date; provided, however, that neither the Parent nor the Merger Sub shall be required to take any of the actions under this Section 6.5(d) or any other provision of Section 6.5 that would reasonably be expected to have, either individually or in the aggregate, a Company Material Adverse Effect.

6.6 Public Disclosure. Except as may be required by law or stock market regulations, (a) the press release announcing the execution of this Agreement shall be issued only in such form as shall be mutually agreed upon by the Company and the Parent and (b) the Parent and the Company shall use their respective commercially reasonable efforts to consult with the other party before issuing any other press release or otherwise making any public statement with respect to the Merger or this Agreement that is not limited to previously approved statements; provided, however, that these restrictions shall not apply to any Company communications (or the Parent’s or the Merger Sub’s response thereto) in connection with an Acquisition Proposal, a Trigger Event or a Recommendation Change Notice.

6.7 Indemnification.

(a) From and after the Effective Time, each of the Parent and the Surviving Corporation shall, jointly and severally, indemnify and hold harmless each Indemnified Party against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements, incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the Indemnified Party is or was an officer, director, manager, employee or agent of the Company or any of its Subsidiaries or, while a director, manager or officer of the Company or any of its Subsidiaries, is or was serving at the request of the Company or one of its Subsidiaries as an officer, director, manager, employee or agent of another Person, in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, in each case to the fullest extent that the Company would have been permitted to do so under applicable law. Each Indemnified Party will be entitled to advancement of expenses (including attorneys’ fees) incurred in the defense of any such claim, action, suit, proceeding or investigation from each of the Parent and the Surviving Corporation (without duplication) within 10 Business Days of receipt by the Parent or the Surviving Corporation from the Indemnified Party of a request therefor; provided that any Indemnified Party to whom expenses are to be advanced provides prior to any receipt of such advances an undertaking, to the extent required by the MBCA or other applicable law, to repay such advances if it is determined by a final determination of a court of competent jurisdiction (which determination is not subject to appeal) that such Indemnified Party is not entitled to indemnification under applicable law.

(b) From the Effective Time through the six-year anniversary of the date on which the Effective Time occurs, the articles of organization and bylaws of the Surviving Corporation shall contain, and the Parent shall cause the articles of organization and bylaws of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers of the Company and its Subsidiaries in respect of acts or omissions occurring or alleged to have occurred at or prior to the Effective Time than are set forth in the articles of organization and bylaws of the Company as in effect on the date of this Agreement.

(c) Subject to the next sentence, the Surviving Corporation shall either (i) maintain, and the Parent shall cause the Surviving Corporation to maintain, at no expense to the beneficiaries, in effect for six (6) years from the Effective Time the Current D&O Insurance with respect to matters existing or occurring at or prior to the Effective Time (including the transactions contemplated by this Agreement), so long as the annual premium therefor would not exceed the Maximum Premium, or (ii) purchase a Reporting Tail Endorsement and maintain such endorsement in full force and effect for its full term. If the Company’s or the Surviving Corporation’s existing insurance expires, is terminated or canceled during such six-year period or exceeds the Maximum Premium, the Surviving Corporation shall obtain, and the Parent shall cause the Surviving Corporation to obtain, as much directors’ and officers’ liability insurance as can be obtained for the remainder of such period for an annualized premium not in excess of the

Maximum Premium, on terms and conditions no less advantageous in the aggregate to the Indemnified Parties than the Current D&O Insurance. Notwithstanding anything to the contrary in this Agreement, the Company may, prior to the Effective Time, purchase a Reporting Tail Endorsement, provided that the Company does not pay more than the Maximum Premium for such Reporting Tail Endorsement. If a Reporting Tail Endorsement has been purchased by the Company prior to the Effective Time, the Parent shall cause such Reporting Tail Endorsement to be maintained in full force and effect for its full term and cause all obligations thereunder to be honored by the Surviving Corporation.

(d) In the event the Parent or the Surviving Corporation or any of their respective successors or assigns (in the case of a transfer of all or substantially all the Parent’s or the Surviving Corporation’s properties and assets) (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns (in the case of a transfer of all or substantially all the Parent’s or the Surviving Corporation’s properties and assets) of the Parent or the Surviving Corporation, as the case may be, shall expressly assume and succeed to the obligations set forth in this Section 6.7.

(e) If any Indemnified Party makes any claim for indemnification or advancement of expenses under this Section 6.7 that is denied by the Parent and/or the Company or the Surviving Corporation, and a court of competent jurisdiction determines that the Indemnified Party is entitled to such indemnification or advancement of expenses, then the Parent, the Company or the Surviving Corporation shall pay the Indemnified Party’s costs and expenses, including reasonable legal fees and expenses, incurred by the Indemnified Party in connection with pursuing his or her claims to the fullest extent permitted by law.

(f) The provisions of this Section 6.7 are intended to be in addition to the rights otherwise available to any Indemnified Party by law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the Indemnified Parties and their heirs.

6.8 Notification of Certain Matters. Prior to the Effective Time, the Parent shall give prompt notice to the Company, and the Company shall give prompt notice to the Parent, of (a) the occurrence, or failure to occur, of any event, which occurrence or failure to occur is reasonably likely to cause any representation or warranty of such Person (or, in case of the Parent’s obligation to provide notice, any representation or warranty of the Merger Sub) contained in this Agreement to be untrue or inaccurate (i) in the case of any representation or warranty of the Company, in any manner that would result in the failure of the condition set forth in Section 7.3(a) or (ii) in the case of any representation or warranty of the Parent or the Merger Sub, in any material respect, in each case at any time from and after the date of this Agreement until the Effective Time or (b) any material breach by such Person (or, in case of the Parent’s obligation to provide notice, any material breach by the Merger Sub) of any covenant or agreement set forth in this Agreement. The delivery of any notice pursuant to this Section 6.8 shall not affect or be deemed to modify any representation or warranty in this Agreement or the conditions to the obligations of the parties to consummate the transactions contemplated by this Agreement or any remedies that may be available to the parties hereunder.

6.9 Employee Benefits Matters.

(a) For a period of one year following the Effective Time or such shorter period as a Company Employee remains employed with the Company or its Subsidiaries or Parent or any of its Affiliates, the Parent shall provide, or shall cause to be provided, to each Company Employee (i) cash compensation (including salary, wages, commissions and annual bonus) no less favorable in the aggregate than the cash compensation provided to such employee immediately before the Effective Time and (ii) other employee benefits that are substantially comparable, in the aggregate, to the other benefits provided to such employee immediately before the Effective Time (excluding equity incentive awards); provided, however, that the requirements of this Section 6.9(a) shall not apply to any employee of a Subsidiary if and after such Subsidiary is sold or disposed of by the Company or any of its Subsidiaries to an unaffiliated third party after the Effective Date.

(b) For all purposes (including purposes of vesting, eligibility to participate and level of benefits) under the New Plans, each Company Employee shall, subject to applicable law and applicable tax qualification requirements, be credited with his or her years of service with the Company and its Subsidiaries and their respective predecessors before the Effective Time, to the same extent as such Company Employee was entitled, before the Effective Time, to credit for such service under any similar Company Employee Plan in which such Company Employee participated or was eligible to participate immediately prior to the Effective Time; provided that the foregoing shall not apply to the extent that its application would result in a duplication of benefits or for purposes of benefit accrual under any defined benefit plan.

(c) If any Company Employee (who is not otherwise a party to an agreement providing for severance benefits) whose employment is terminated on or prior to the first anniversary of the Effective Time under circumstances under which such Company Employee would have received severance benefits under the Company Severance Practices, the Parent will cause the Surviving Corporation to provide that such Company Employee shall be entitled to severance benefits from the Surviving Corporation that are at least equal to the severance benefits that would have been paid under such circumstances under the Company Severance Practices as in existence on the date of this Agreement; provided, however, that the requirements of this Section 6.9(c) shall not apply to any employee of a Subsidiary if and after such Subsidiary is sold or disposed of by the Company or any of its Subsidiaries to an unaffiliated third party after the Effective Date.

(d) Subject to the first sentence of Section 6.9(a), nothing in this Agreement shall otherwise prohibit the Parent or any of its Subsidiaries from amending or terminating (in accordance with any applicable terms), or shall be construed as creating or amending any Company Employee Plans or any other compensation or benefit plans, programs, policies, practices, agreements and arrangements sponsored or maintained by the Company, Parent or any of their Subsidiaries, including each Company Employee Plan and New Plan, and nothing in this Agreement shall otherwise require Parent or any of its Subsidiaries to create or continue any particular compensation or benefit plan, program, policy, practice, agreement or arrangement after the Effective Time or to employ any particular person on any particular terms. The provisions of this Section 6.9 are solely for the benefit of the parties to this Agreement, and no current or former employee, officer, director, manager or consultant, or any other individual associated therewith, shall be regarded for any purpose as a third party beneficiary of this Section 6.9. The provisions of Sections 6.9(a) through 6.9(c) shall not apply to persons employed by the Company or any of its Subsidiaries outside the United States, it being agreed that such persons shall be treated in accordance with applicable law and the terms of any contracts covering them.

6.10 State Takeover Laws. If any “fair price,” “business combination” or “control share acquisition” statute or other similar anti-takeover statute or regulation (collectively, an “Anti-Takeover Law”) is or may become applicable to any of the transactions contemplated by this Agreement, the Company, the Company Board, the Parent and the Merger Sub, as applicable, each shall use its respective reasonable best efforts to (a) take such actions as are reasonably necessary so that the transactions contemplated hereunder may be consummated as promptly as practicable on the terms contemplated hereby and (b) otherwise take all such actions as are reasonably necessary to eliminate the effects of any such statute or regulation on such transactions; provided that, the Parent and the Merger Sub shall only be required to take any action pursuant to this Section 6.10 if they have received written notice from the Company regarding the applicability of such Anti-Takeover Law and the Company has requested in such written notice that the Parent and the Merger Sub take specified actions to render such Antitakeover Law inapplicable.

6.11 Rule 16b-3. Prior to the Effective Time, the Company shall take all reasonable steps as may be required to cause any dispositions of Company equity securities (including derivative securities) pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company and who would otherwise be subject to Rule 16b-3 promulgated under the Exchange Act to be exempt under such rule to the extent permitted by applicable law.

6.12 Control of Operations. Without in any way limiting any party’s rights or obligations under this Agreement, (a) nothing contained in this Agreement shall give the Parent or the Merger Sub, directly or indirectly, the right to control or direct the Company’s operations prior to the Effective Time and (b) prior to the Effective Time, the Company shall exercise, subject to the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ operations.

6.13 Security Holder Litigation. In the event that any litigation related to this Agreement, the Merger or the other transactions contemplated hereby is brought by any shareholder of the Company or any holder of the Company’s other securities against the Company and/or its directors or officers, the Company shall promptly notify the Parent of such litigation and shall keep the Parent reasonably informed with respect to the status thereof. Notwithstanding anything to the contrary herein (but subject to the following sentence), the Company shall have the right to control the defense and, subject to this Section 6.13, settlement of any litigation related to this Agreement, the Merger or the other transactions contemplated by this Agreement brought by any shareholder of the Company or any holder of the Company’s other securities against the Company and/or its directors or officers, provided that the Company shall give the Parent the opportunity to participate, at the Parent’s expense, in the defense, settlement or mooting of any such litigation and the Company shall give due consideration to the Parent’s advice with respect to the foregoing. Notwithstanding anything to the contrary contained in this Agreement, the Company shall not settle or agree to moot or enter into any agreement with respect to the settlement or mootness of any such litigation without the prior written consent of the Parent (which consent shall not be unreasonably conditioned, withheld or delayed); provided that the Parent’s consent shall not be required if the settlement or agreement to moot involves (a) solely the payment of an aggregate amount not to exceed the amount set forth in Section 6.13 of the Company Disclosure Schedule and supplemental disclosure (provided that the Parent shall be given reasonable opportunity to review and comment on any supplemental disclosure and the Company shall consider in good faith any reasonable changes thereto proposed by the Parent), (b) no admission of wrongdoing or liability, (c) no injunctive or similar relief, (d) a complete and unconditional release by the named plaintiffs of all defendants in respect of all disclosure claims then pending relating to this Agreement, the Merger or the other transactions contemplated hereby and (e) the withdrawal or dismissal of all claims and actions then pending relating to this Agreement, the Merger or the other transactions contemplated hereby. Each of the Parent and the Company shall notify the other promptly of the commencement of any such shareholder litigation of which it has received notice.

6.14 Financing.

(a) Each of the Parent and the Merger Sub shall use, and shall cause its Affiliates to use, reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and obtain the Financing on the terms and subject only to the conditions (including the market flex provisions) set forth in the Financing Letters, including using reasonable best efforts to (i) maintain in effect and comply with the Financing Letters, (ii) negotiate and enter into definitive agreements with respect to the Debt Financing on the terms and subject only to the conditions (including the market flex provisions) set forth in the Debt Commitment Letter, (iii) satisfy (and cause its Affiliates to satisfy) on a timely basis all conditions applicable to the Parent and its Affiliates in the Financing Letters and the definitive agreements related thereto (or, if necessary or deemed advisable by Parent, seek the waiver of conditions applicable to Parent and Merger Sub contained in such Financing Letter or such definitive agreements related thereto), (iv) consummate the Financing at or prior to the Closing Date, including using its (and causing its Affiliates to use) reasonable best efforts to cause the lenders and the other Persons committing to fund the Financing to fund the Financing at the Closing, (v) enforce its rights under the Financing Letters and the definitive agreements relating to the Financing and (vi) comply with its covenants and other obligations under the Financing Letters and the definitive agreements relating to the Financing. Parent shall not, and shall not permit any of its Affiliates to, take any action not otherwise required under this Agreement that could reasonably be expected to result in termination of any of the Financing Letters. Parent, Merger Sub and the Guarantors shall not, without the prior written consent of the Company, agree to or permit any termination of or amendment, supplement or modification to be made to, or grant any waiver of any provision under, the Financing Letters or the definitive agreements relating to the Financing if such termination, amendment, supplement, modification or waiver could reasonably be expected to (A)(1) reduce (or could have the effect of reducing) the aggregate amount of the Financing or (2) reduce the amount of Equity Financing unless the Debt Financing is increased by a corresponding amount no later than the date of such amendment, modification or waiver and, after giving effect thereto, the representations and warranties set forth in Section 4.5 shall be true and correct, (B) impose new or additional conditions precedent to the availability of the Financing or otherwise expand, amend or modify any of the conditions precedent to the

Financing, or otherwise expand, amend or modify any other provision of the Financing Letters in a manner that could reasonably be expected to delay or prevent or make less likely to occur the funding of the Financing (or satisfaction of the conditions to the Financing) on the Closing Date or (C) adversely impact the ability of the Parent, the Merger Sub or (with respect to the Equity Financing) the Company, as applicable, to enforce its rights to cause the Financing to be completed pursuant to the Financing Letters. The Parent shall deliver to the Company true and complete copies of any amendment, modification, supplement, consent or waiver to or under any Financing Letter promptly following execution thereof.

(b) The Parent shall keep the Company generally informed on a current basis (and shall provide such details as shall be reasonably requested by the Company) of the status of its efforts to arrange the Debt Financing and provide to the Company drafts of the definitive documents for the Debt Financing promptly following request, the proposed final definitive agreements for the Debt Financing not less than two (2) Business Days prior to the anticipated date of execution thereof and thereafter complete, correct and executed copies of the material definitive documents for the Debt Financing. The Parent and the Merger Sub shall give the Company prompt notice (i) of any breach, default (or any event that, with or without notice, lapse of time or both, would reasonably be expected to give rise to any default or breach), termination, cancellation or repudiation by any party to any of the Financing Letters or definitive documents related to the Financing of which the Parent or the Merger Sub becomes aware, (ii) of the receipt of any written notice or other written communication from any Financing source with respect to any (A) breach, default, termination, cancellation or repudiation by any party to any of the Financing Letters or any definitive document related to the Financing of any provisions of the Financing Letters or any definitive document related to the Financing or (B) material dispute or disagreement between or among any parties to any of the Financing Letters or any definitive document related to the Financing and (iii) of the occurrence of an event or development that could reasonably be expected to adversely impact the ability of the Parent or the Merger Sub to obtain all or any portion of the Financing contemplated by the Financing Letters on the terms and conditions, in the manner and from the sources contemplated by any of the Financing Letters or the definitive documents related to the Financing (or if at any time for any other reason the Parent or the Merger Sub believes that it will not be able to obtain all or any portion of the Financing contemplated by the Financing Letters on the terms and conditions, in the manner and from the sources contemplated by any of the Financing Letters or the definitive documents related to the Financing). As soon as reasonably practicable, but in any event within two Business Days of the date the Company delivers to the Parent or the Merger Sub a written request, the Parent and the Merger Sub shall provide any information reasonably requested by the Company relating to any circumstance referred to in the immediately preceding sentence. If any portion of the Debt Financing becomes unavailable on the terms and conditions (including any applicable market flex provisions) contemplated by the Debt Commitment Letter, and such portion is required to fund the Merger Consideration and all fees, expenses and other amounts contemplated to be paid by the Parent pursuant to this Agreement, or the Parent becomes aware of any event or circumstance that could reasonably be expected to make any such portion of the Debt Financing unavailable on the terms and conditions (including any applicable market flex provisions) contemplated by the Debt Commitment Letter, the Parent shall promptly notify the Company in writing and the Parent and the Merger Sub shall use their reasonable best efforts to arrange and obtain in replacement thereof, and negotiate and enter into definitive agreements with respect to, alternative financing from alternative sources in an amount, together with the

Equity Financing and the available unrestricted cash of the Company and its Subsidiaries, sufficient to consummate the Transactions with conditions not less favorable to the Parent and the Merger Sub (or their respective Affiliates) than the conditions set forth in the Debt Commitment Letter, as promptly as practicable following the occurrence of such event; provided, however, that the Parent and the Merger Sub shall not be required to accept any such alternate financing if the terms thereof are materially less favorable (taken as a whole) than the terms contained in the Debt Commitment Letter on the date hereof. The Parent shall deliver to the Company true and complete copies of all contracts, agreements or other arrangements (including Redacted Fee Letters) pursuant to which any such alternative source shall have committed to provide any portion of the Debt Financing. For purposes of this Section 6.14, (w) references to the “Financing” shall include the financing contemplated by the Financing Letters as permitted to be amended, modified, supplemented or replaced by this Section 6.14, (x) references to the “Debt Commitment Letter” shall include such documents as permitted to be amended, modified, supplemented or replaced by this Section 6.14, (y) references to “Debt Financing” shall include the debt financing contemplated by the Debt Commitment Letter as permitted to be amended, modified, supplemented or replaced by this Section 6.14, and (z) references to “Debt Financing Sources” shall include the Debt Financing Sources as defined above as permitted to be replaced by this Section 6.14.

(c) Prior to the Closing Date, the Company shall use its reasonable best efforts to provide, and to cause its Subsidiaries to provide, to the Parent and the Merger Sub, in each case at the Parent’s sole cost and expense, such reasonable cooperation as is customary and reasonably requested by the Parent in connection with the arrangement of the Debt Financing, including (i) using reasonable best efforts to (A) assist the Parent in obtaining customary legal opinions, surveys and title insurance as reasonably requested by the Debt Financing Sources and customary for financings similar to the Debt Financing; (B) assist the Parent in facilitating the execution and delivery of one or more credit or other agreements in connection with the Debt Financing as well as any pledge and security documents, currency or interest hedging arrangements, other definitive financing documents, or other customary certificates or documents as may be reasonably requested by the Debt Financing Sources (including a certificate with respect to solvency matters of the Company and its Subsidiaries on a consolidated basis) and otherwise reasonably facilitating the pledging of collateral, but in no event shall any of the foregoing be effective until as of or after the Closing; (C) prior to the Closing Date, providing such documentation and other information about the Company and each of its Subsidiaries as is reasonably requested in writing by the Debt Financing Sources at least ten (10) Business Days prior to the Closing Date with respect to applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act; and (D) arrange for the repayment on the Closing Date of any outstanding funded indebtedness of the Company and its Subsidiaries from the proceeds of the Financing contemplated hereby and using reasonable best efforts to obtain in respect of such indebtedness customary payoff letters, lien terminations, title transfers and instruments of discharge or transfer relating to any collateral to be delivered at the Closing Date, and (ii) using its reasonable best efforts to furnish the Parent, the Merger Sub and the Debt Financing Sources (A) within 40 days after the end of any fiscal quarter ending after the date hereof that is not a fiscal year end, with the unaudited consolidated balance sheet of the Company as of the end of such quarter and the related unaudited statements of income and cash flows, (B) within 60 days after the end of any fiscal year ending after the date hereof with the audited consolidated balance sheet of the Company as of the end of such fiscal year and the related audited statements of income and cash flows; (C) to the extent requested with specificity and in writing, such other pertinent and customary financial and other information as the Parent shall reasonably request of a type and form customarily included in marketing materials for a senior secured bank financing or an offering memorandum with respect to a private placement of high yield debt securities pursuant to Rule 144A under the Securities Act, as applicable, and subject to exceptions customary for such financings and (D) reasonably promptly after the end of each calendar month, preliminary monthly income statements for each of the Company’s Medical Imaging, Ultrasound and Security segments (including preliminary monthly income statements for each of the Computed Tomography, Power/MRI, Motion and Mammography subsegments of the Medical Imaging segment) and a preliminary consolidated Company balance sheet, in each case in such format as provided by the Company to the Parent prior to the date of this Agreement (provided that in no event shall the Company be required to provide (1) any information regarding any post-Closing or pro forma financial statements, post-Closing pro forma adjustments desired to be incorporated into any information used in connection with the Financing (including any synergies or cost savings), projections, ownership or an as-adjusted capitalization table or any financial statements or information not available to the Company and prepared in the ordinary course of its financial reporting practice, (2) any description of all or any component of the Financing, including any such description to be included in liquidity and capital resources disclosure or any “description of notes”, or other information customarily provided by the Financing sources or their counsel, (3) risk factors relating to all or any component of the Financing, (4) subsidiary financial statements or any other information of the type required by Rule 3-09, Rule 3-10 or Rule 3-16 of Regulation S-X, (5) Compensation Disclosure and Analysis required by Regulation S-K Item 402(b) or (6) other information customarily excluded from a Rule 144A offering memorandum). Such requested cooperation shall not, in the Company’s reasonable judgment, unreasonably interfere with the ongoing business or operations of the Company and any of its Subsidiaries. In no event shall the Company or any of its Subsidiaries be required to bear any cost or expense, pay any commitment or other fee, enter into any definitive agreement, incur any other liability or obligation, make any other payment or agree to provide any indemnity in connection with the Financing or any of the foregoing prior to the Effective Time. In addition, nothing in this Section 6.14 shall require any action that would conflict with or violate the Company’s or any of its Subsidiaries’ organizational documents or any laws, rules or regulations or result in, prior to the Effective Time, the contravention of, or that would reasonably be expected to result in, prior to the Effective Time, a violation or breach of, or default under, any contract to which the Company or any of its Subsidiaries is a party. For the avoidance of doubt, none of the Company or its Subsidiaries or their respective officers, directors (with respect to any Subsidiary of the Company) or employees shall be required to execute or enter into or perform any agreement, certificate or other document with respect to the Financing contemplated by the Financing Letters that is not contingent upon the Closing or that would be effective prior to the Closing and no directors of the Company shall be required to execute or enter into or perform any agreement, or to pass any resolutions or consents, with respect to the Financing. The Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs and expenses (including (x) reasonable attorneys’ fees and (y) reasonably incurred fees and expenses of the Company’s accounting firms engaged to assist in connection with the Financing) incurred by the Company or any of its Subsidiaries or any of their respective Representatives in connection with the Financing, including the cooperation of the Company or any of its

Subsidiaries or any of their respective Representatives contemplated by this Section 6.14 and the compliance by the Company or any of its Subsidiaries or any of their respective Representatives with its obligations under this Section 6.14, and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the Financing and any information used in connection therewith, including compliance by the Company or any of its Subsidiaries or any of their respective Representatives with its obligations under this Section 6.14. Nothing contained in this Section 6.14 or otherwise shall require the Company or any of its Subsidiaries to be an issuer or obligor with respect to the Debt Financing prior to the Effective Time.

(d) Parent shall, and shall cause its Affiliates to, refrain from taking, directly or indirectly, any action that could reasonably be expected to result in the failure of any of the conditions contained in the Financing Letters or in any definitive agreement relating to the Financing that are within its control. The Parent and the Merger Sub acknowledge and agree that, notwithstanding the Company’s obligations under Section 6.14(c) (but subject to the applicable conditions set forth in Section 7.1 and Section 7.3), none of the obtaining of the Financing or any permitted alternative financing, or the completion of any issuance of securities contemplated by the Financing, is a condition to the Closing, and reaffirm their obligation to consummate the transactions contemplated by this Agreement irrespective and independently of the availability of the Financing or any permitted alternative financing or the completion of any such issuance, subject to the applicable conditions set forth in Section 7.1 and Section 7.3.

(e) All non-public or otherwise confidential information regarding the Company obtained by the Parent or its Representatives pursuant to clause (c) above shall be kept confidential in accordance with the Confidentiality Agreement; provided that, upon notice to the Company, the Parent may provide such information to potential sources of capital and to rating agencies and prospective lenders and investors during syndication of the Debt Financing (including any permitted alternative financing) subject to customary confidentiality arrangements with such Persons regarding such information.

ARTICLE VII

CONDITIONS TO MERGER

7.1 Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a) Shareholder Approval. The Company Voting Proposal shall have been approved by the Required Company Shareholder Vote.

(b) Antitrust Approval. Any waiting period and other similar time periods (and any extensions thereof) and any approvals or clearances applicable to the consummation of the Merger under the HSR Act and (unless waived by the Parent in its sole discretion) under the antitrust or competition Laws of each Applicable Jurisdiction shall not have expired, lapsed or been terminated or obtained, as applicable.

(c) No Injunctions. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any order, executive order, temporary restraining order, stay, decree, judgment or injunction (preliminary or permanent) or statute, rule or regulation which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

7.2 Conditions to the Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction, or waiver by the Company, on or prior to the Closing Date of the following conditions:

(a) the representations and warranties of the Parent and the Merger Sub contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date (without giving effect to any qualification as to materiality or Parent Material Adverse Effect contained therein) as though made on and as of such date (except for representations and warranties that by their terms speak specifically as of the date of this Agreement or another date, in which case as of such date), except where any failures of any such representations and warranties to be true and correct (without giving effect to any qualification as to materiality or Parent Material Adverse Effect contained therein) have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect;

(b) each of the Parent and the Merger Sub shall have performed or complied with in all material respects its covenants and obligations required to be performed or complied with by it under this Agreement on or prior to the Closing Date; and

(c) the Company shall have received a certificate executed by an executive officer of the Parent, dated the Closing Date, confirming on behalf of the Parent and the Merger Sub that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been duly satisfied.

7.3 Conditions to the Obligations of the Parent and the Merger Sub. The obligation of the Parent and the Merger Sub to effect the Merger is also subject to the satisfaction, or waiver by the Parent (on behalf of the Parent and the Merger Sub), on or prior to the Closing Date of the following conditions:

(a) (A) the representations and warranties of the Company contained in Section 3.7(a) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date; (B) the representations and warranties of the Company contained in Section 3.2(a) and in the first and second sentences of Section 3.2(c) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date (except for representations and warranties that by their terms speak specifically as of the date of this Agreement or another date, in which case as of such date), except for any de minimis exceptions; (C) the representations and warranties of the Company set forth in the first sentence of Section 3.1, in clause (y) of Section 3.3(a) and in Section 3.4(a), Section 3.19 and Section 3.20 shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on such date (except for representations and warranties that by their terms speak specifically as of the date of this Agreement or another date, in which case as of such date); and (D) all the other representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date (without giving effect to any qualification as to materiality or Company Material Adverse Effect contained therein) as though made on and as of such date (except for representations and warranties that by their terms speak specifically as of the date of this Agreement or another date, in which case as of such date), except where any failures of any such representations and warranties to be true and correct (without giving effect to any qualification as to materiality or Company Material Adverse Effect contained therein) have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

(b) the Company shall have performed or complied with in all material respects its covenants and obligations required to be performed or complied with by it under this Agreement on or prior to the Closing Date; and

(c) the Parent and the Merger Sub shall have received a certificate executed by the Company’s Chief Executive Officer and Chief Financial Officer, dated the Closing Date, confirming on behalf of the Company that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been duly satisfied.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated and the Merger may be abandoned (with respect to Sections 8.1(b) through 8.1(i), by written notice by the terminating party to the other party) (with any termination by the Parent also being an effective termination by the Merger Sub):

(a) by mutual written consent of the Parent and the Company at any time prior to the Effective Time;

(b) by either the Parent or the Company at any time after the Outside Date if the Effective Time shall not have occurred on or before the Outside Date (provided that the right to terminate this Agreement pursuant to this Section 8.1(b) shall (i) not be available to any party hereto if the failure of such party (or any Affiliate of such party) to fulfill any obligation under this Agreement has been a principal cause of or resulted in the failure of the Effective Time to occur on or before the Outside Date and (ii) be subject to the proviso set forth in Section 8.1(i));

(c) by either the Parent or the Company at any time prior to the Effective Time if a Governmental Entity of competent jurisdiction shall have issued a nonappealable final order, decree or ruling or taken any other nonappealable final action, in each case having the effect of permanently restraining, enjoining or otherwise prohibiting the consummation of the Merger; provided, however, that a party hereto shall not be permitted to terminate this Agreement pursuant to this Section 8.1(c) if the failure of such party (or any Affiliate of such party) to fulfill any obligation under this Agreement has been a principal cause of or resulted in the issuance of any such order, decree, ruling or the taking of such other action;

(d) by the Parent or the Company if Company Shareholder Approval shall not have been obtained at the Company Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the approval of this Agreement was taken;

(e) by the Parent, prior to the Effective Time, if: (i) the Company Board shall have failed to include the Company Board Recommendation in the Proxy Statement or shall have effected a Company Board Recommendation Change; (ii) the Company Board shall have approved, endorsed or recommended, or proposed publicly to approve, endorse or recommend, to the shareholders of the Company any Alternative Acquisition Agreement, any Acquisition Proposal or any Superior Proposal, and/or permitted the Company to enter into an Alternative Acquisition Agreement related to an Acquisition Proposal or a Superior Proposal; (iii) a tender offer or exchange offer for outstanding shares of Company Common Stock shall have been commenced (other than by the Parent or an Affiliate of the Parent) and the Company Board shall have recommended that the shareholders of the Company tender their shares in such tender or exchange offer or, within 10 Business Days after the commencement of such tender or exchange offer, the Company Board shall have failed to recommend against acceptance (or subsequently withdraws a recommendation against acceptance, provided that a “stop, look and listen” statement contemplated by Section 6.1(d) shall not be deemed to be such a withdrawal) of such offer; or (iv) the Company shall have materially breached Section 6.1(a) (each of clauses (i) through (iv), a “Trigger Event”);

(f) by the Company, at any time prior to the Effective Time, in order to effect a Company Board Recommendation Change and enter into a definitive agreement providing for a Superior Proposal; provided that (i) the Company has complied in all material respects with the terms of Section 6.1(b) with respect to such Superior Proposal and (ii) immediately prior (and as a condition) to the termination of this Agreement, the Company pays the Parent the Termination Fee contemplated by Section 8.3(b)(ii);

(g) by the Parent, prior to the Effective Time, if there has been a breach of, inaccuracy in or failure to perform any representation, warranty, covenant or agreement by or on the part of the Company set forth in this Agreement, which breach, inaccuracy in or failure to perform (i) would cause any of the conditions set forth in Section 7.3(a) or Section 7.3(b) not to be satisfied, and (ii) is not capable of being cured by the Outside Date or, if capable of being cured by the Outside Date, shall not have been cured within 20 Business Days following receipt by the Company of written notice of such breach or failure to perform from the Parent; provided that neither the Parent nor the Merger Sub is then in material breach of any representation, warranty or covenant under this Agreement;

(h) by the Company, prior to the Effective Time, if there has been a breach, inaccuracy in of or failure to perform any representation, warranty, covenant or agreement by or on the part of the Parent or the Merger Sub set forth in this Agreement, which breach, inaccuracy in or failure to perform (i) would cause any of the conditions set forth in Section 7.2(a) or Section 7.2(b) not to be satisfied, and (ii) is not capable of being cured by the Outside Date or, if capable of being cured by the Outside Date, shall not have been cured within 20 Business Days following receipt by the Parent of written notice of such breach, inaccuracy in or failure to perform from the Company; provided that the Company is not then in material breach of any representation, warranty or covenant under this Agreement; or

(i) by the Company if all of the conditions set forth in Section 7.1 and Section 7.3 have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Effective Time, but subject to such conditions being reasonably capable of being satisfied at such time) and, for any reason, the Merger Sub shall have failed to consummate the Closing within two Business Days after the date the Closing was required to have occurred pursuant to Section 1.3; provided, that notwithstanding anything in Section 8.1(b) to the contrary, no party shall be permitted to terminate this Agreement pursuant to Section 8.1(b) during such two Business Day period.

8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall immediately become void and there shall be no liability or obligation on the part of the Parent, the Company, the Merger Sub or their respective Representatives, shareholders or Affiliates; provided that, subject to Section 8.3(d), (a) any such termination shall not relieve any party hereto from liability for any Fraud or any Willful Breach and (b) the provisions of Section 6.4(a) (Confidentiality), this Section 8.2 (Effect of Termination), Section 8.3 (Fees and Expenses), Article IX (Defined Terms) and Article X (Miscellaneous), the expense reimbursement and indemnification provisions of Section 6.14(c), the Confidentiality Agreement and the Guarantee shall remain in full force and effect and survive any termination of this Agreement.

8.3 Fees and Expenses.

(a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees and expenses, whether or not the Merger is consummated.

(b) The Company shall pay the Parent the Termination Fee in the event that this Agreement is terminated:

(i) by the Parent pursuant to Section 8.1(e);

(ii) by the Company pursuant to Section 8.1(f); or

(iii) by either the Parent or the Company pursuant to Section 8.1(b) (if such termination occurs prior to obtaining the Company Shareholder Approval) or Section 8.1(d) or by the Parent pursuant to Section 8.1(g) (arising from a material breach of the Company’s covenants set forth in this Agreement), if (A) before the date of such termination, an Acquisition Proposal shall have been publicly announced and not withdrawn (without being subsequently reinstated) at least two (2) Business Days prior to the earlier of the date of such termination and the Outside Date, (B) at the time of termination, the Company shall not have been entitled to terminate this Agreement pursuant to Section 8.1(i) (unless such right resulted from a breach of the Company’s representations, warranties or covenants set forth in this Agreement) and (C) within 12 months after the date of such termination, any Acquisition Proposal is consummated or a definitive agreement with respect to any Acquisition Proposal is entered into and such Acquisition Proposal is thereafter consummated; provided, however, that, for purposes of this Section 8.3(b)(iii), all references to “20%” and “80%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%”.

(iv) Any fee due under Section 8.3(b)(i) shall be paid by or on behalf of the Company to the Parent by wire transfer of same-day funds within two Business Days after the date of termination of this Agreement. Any fee due under Section 8.3(b)(ii) shall be paid by or on behalf of the Company to the Parent by wire transfer of same-day funds on or before the date of termination of this Agreement. Any fee due under Section 8.3(b)(iii) shall be paid by or on behalf of the Company to the Parent by wire transfer of same-day funds within two Business Days after the date on which the transaction referenced in clause (C) of Section 8.3(b)(iii) is consummated. In no event shall the Company be required to pay the Termination Fee on more than one occasion, whether or not the Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(c) In the event that the Company shall terminate this Agreement pursuant to Section 8.1(h) or Section 8.1(i) (or pursuant to Section 8.1(b) under circumstances in which the Company would have been entitled to terminate the Agreement pursuant to Section 8.1(h) or Section 8.1(i)), then the Parent shall pay to the Company as promptly as reasonably practicable (and, in any event, within two Business Days following such termination) the Parent Termination Fee, it being understood that in no event shall the Parent be required to pay the Parent Termination Fee on more than one occasion, whether or not the Parent Termination Fee may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(d) Each of the parties hereto acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, that the parties hereto would not enter into this Agreement absent such agreement and that each of the Termination Fee and the Parent Termination Fee constitute liquidated damages and is not a penalty. Accordingly, if the Company or the Parent, as the case may be, fails to timely pay any amount due pursuant to this Section 8.3, and, in order to obtain the payment, the Parent or the Company, as the case may be, commences a suit, action or proceeding which results in a judgment against the other party, with respect to the Parent or the Merger Sub, or parties, with respect to the Company, for the payment set forth in this Section 8.3, such paying party shall pay the other party or parties, as applicable, its or their reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such suit, action or proceeding, together with interest on such amount at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received.

8.4 Amendment. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors to the extent permitted by law; provided that following receipt of the Company Shareholder Approval, no amendment shall be made that (a) is prohibited by Section 11.02(e) of the MBCA or (ii) by law or rule or regulation of any stock exchange requires further approval by the shareholders of the Company without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Notwithstanding anything to the contrary contained herein, Section 8.4, Section 10.4, Section 10.5 and Section 10.15 (and in each case, the definitions related thereto) may not be modified or amended in a manner that is adverse in any respect to any Debt Financing Source without the prior written consent of such Debt Financing Source.

8.5 Extension; Waiver. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party. Such extension or waiver shall not apply to any time for performance, inaccuracy in any representation or warranty, or noncompliance with any agreement or condition, as the case may be, other than that which is specified in the extension or waiver. The failure of any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

8.6 Procedure for Termination, Amendment, Extension or Waiver. A termination of this Agreement pursuant to Section 8.1, an amendment, modification or supplement of this Agreement pursuant to Section 8.4 or an extension or waiver of this Agreement pursuant to Section 8.5 shall, in order to be effective, require action by the respective Board of Directors of the applicable parties or the duly authorized designee of its Board of Directors.

ARTICLE IX

DEFINED TERMS

The following capitalized terms shall have the respective meanings set forth below:

“Acquisition Proposal” means (a) any proposal or offer for a merger, consolidation, dissolution, recapitalization, share exchange, tender offer or other business combination involving the Company or the Company and its Subsidiaries (other than (i) mergers, consolidations, share exchanges or other business combinations involving solely the Company or a wholly-owned Subsidiary of the Company, on the one hand, and one or more wholly-owned Subsidiaries of the Company, on the other hand, and (ii) mergers, consolidations, recapitalizations, share exchanges, tender offers or other business combinations that if consummated would result in the holders of the outstanding shares of Company Common Stock immediately prior to such transaction owning more than 80% of the equity securities of the Company, or any successor or acquiring entity, immediately thereafter), (b) any proposal for the issuance by the Company of 20% or more of its equity securities or (c) any proposal or offer to acquire in any manner, directly or indirectly, 20% or more of the equity securities of the Company or 20% or more of the consolidated total assets of the Company and its Subsidiaries, in each case other than the transactions contemplated by this Agreement or any offer or proposal by the Parent or any Subsidiary of the Parent.

“Affiliate” when used with respect to any Person, means any other Person who is an “affiliate” of that first Person within the meaning of Rule 405 promulgated under the Securities Act, except as otherwise set forth in Section 4.8.

“Agreement” has the meaning set forth in the preamble.

“Alternative Acquisition Agreement” has the meaning set forth in Section 6.1(b)(ii).

“Antitrust Laws” means the HSR Act, the Sherman Act, the Clayton Act, the Federal Trade Commission Act, and any other applicable federal, state or foreign law, regulation or decree designed to prohibit, restrict or regulate actions for the purpose or effect of monopolization or restraint of trade.

“Applicable Jurisdiction” means each of the jurisdictions listed in Section 9.01 of the Company Disclosure Schedule.

“Articles of Merger” has the meaning set forth in Section 1.2.

“Bankruptcy and Equity Exception” has the meaning set forth in Section 3.4(a).

“Business Day” means any day on which the principal offices of the SEC in Washington, DC are open to accept filings other than a day on which banking institutions located in Boston, Massachusetts or New York, New York are permitted or required by law, executive order or governmental decree to remain closed.

“Capitalization Date” means the close of business on April 5, 2018.

“Certificate” means a certificate that immediately prior to the Effective Time represents shares of Company Common Stock.

“Closing” means the closing of the Merger.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble.

“Company Balance Sheet” means the consolidated unaudited balance sheet of the Company as of January 31, 2018.

“Company Board” means the Board of Directors of the Company (together with any duly constituted and authorized committee thereof).

“Company Board Recommendation” has the meaning set forth in Section 6.2(b).

“Company Board Recommendation Change” has the meaning set forth in Section 6.1(b)(i).

“Company Common Stock” means the common stock, par value $0.05 per share, of the Company.

“Company Disclosure Schedule” means the disclosure schedule delivered by the Company to the Parent and the Merger Sub and dated as of the date of this Agreement.

“Company Employee Plans” means any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) (in each case, whether or not such plan is subject to ERISA), and any other plan, policy, agreement or arrangement relating to insurance coverage, severance benefits, retention benefits, change in control benefits, employment, fringe benefits, supplemental benefits, disability benefits, deferred compensation, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement compensation, for the benefit of, or relating to, any current or former employee of the Company or any of its Subsidiaries and as to which the Company or any Subsidiary has any liability, but excludes any plan, agreement or arrangement required to be maintained by non-U.S. law.

“Company Employees” means each employee of the Company and its Subsidiaries.

“Company ESPP” means the Company’s Amended and Restated Employee Stock Purchase Plan.

“Company Intellectual Property” means any Intellectual Property owned or licensed, or purported to be owned or licensed, by the Company or any of its Subsidiaries

“Company Leases” means the leases, subleases or licenses pursuant to which the Company or any of its Subsidiaries leases, subleases or licenses from third parties any real property material to the conduct of the business of the Company and its Subsidiaries, taken as a whole, as currently conducted.

“Company Material Adverse Effect” means any effect, change, event, occurrence or development (a “Change”) that is materially adverse to the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that no Change resulting from, arising out of, attributable to, or related to any of the following shall be deemed to be or constitute a “Company Material Adverse Effect,” and no Change resulting from, arising out of, attributable to, or related to any of the following shall be taken into account when determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur: (a) general economic conditions (or changes in such conditions) in the United States or any other country or region in the world, or conditions in the global economy generally; (b) conditions (or changes in such conditions) in the securities markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (i) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and (ii) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world; (c) conditions (or changes in such conditions) in the industries in which the Company and its Subsidiaries conduct business; (d) political conditions (or changes in such conditions) in the United States or any other country or region in the world or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world; (e) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world; (f) the announcement of this Agreement or the pendency or consummation of the transactions contemplated hereby, including the identity of the Parent (provided that this clause (f) shall not apply to any representation or warranty in Section 3.4(b)); (g) any actions taken or failure to take action, in each case, to which the Parent has approved, consented to or requested in each case in writing; or the taking of any action required by this Agreement (other than any action required by the first sentence of Section 5.1), or the failure to take any action prohibited by this Agreement; (h) changes in law or other legal or regulatory conditions (including rules, regulations and administrative policies of the FDA), or the interpretation thereof, or changes in GAAP or other accounting standards (or the interpretation thereof), or that result from any action taken for the purpose of complying with any of the foregoing; (i) any product candidate of the Company or any of its Subsidiaries, including any change, event, circumstance or development relating to the use or sale of any such product candidate, the suspension, rejection, refusal of, request to refile or any delay in obtaining or making any regulatory application or filing relating to any such product candidate, any other negative actions, requests, recommendations or decisions of the FDA or any other Governmental Entity relating to any such product candidate, any other regulatory development affecting any such product candidate, or the failure to conduct successful clinical trials on a timely basis for any such product candidate; (j) any product or product candidate of any Person (other than the Company and its Subsidiaries), including the entry into the market of any product competitive with any product or product candidate of the Company or any of its Subsidiaries; (k) any fees or expenses incurred in connection with the transactions contemplated by this Agreement; (l) changes in the Company’s stock price or the trading volume of the Company’s stock, or any failure by the Company to meet any public estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, or any failure by the Company or any of its Subsidiaries to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition); or (m) any legal proceedings made or brought by any of the current or former shareholders of the Company (on their own behalf or on behalf of the Company) against the Company, the Merger Sub, the Parent or any of their directors or officers, including legal proceedings arising out of the Merger or in connection with any other transactions contemplated by this Agreement; provided that that with respect to the exceptions set forth in clauses (a), (b), (c), (d), (e) and (h), if any such effect, change, event, occurrence or development has had a materially disproportionate adverse impact on the Company relative to other companies of comparable size to the Company operating in the industries and in the geographic regions in which the Company operates, then, solely to the extent disproportionate in a material respect, the incremental adverse impact of such event shall be taken into account for the purpose of determining whether a “Company Material Adverse Effect” has occurred or may, would or could occur.

“Company Material Contract” means any Contract to which the Company or one of its Subsidiaries is a party or by which any of them or any of their respective properties, rights or assets are bound:

(a) that would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(b) (i) that prohibits or otherwise restricts, in any material respect, the Company or any of its Subsidiaries from freely engaging in any material business anywhere in the world; (ii) that requires the Company or any of its Subsidiaries to conduct any business on a “most favored nations” basis with any third party where the Contract involves payments to the Company and its Subsidiaries that in the aggregate would reasonably be expected to be in excess of $1,000,000; or (iii) that provides for a material “exclusivity” or similar requirement in favor of a third party;

(c) that provides for or governs the formation, creation, operation, management or control of any partnership, joint venture or similar arrangement;

(d) that would be required to be listed on Section 3.10(b)(i) or Section 3.10(b)(ii) of the Company Disclosure Schedule;

(e) that constitutes a customer, manufacturing, supply, distribution or marketing agreement that provides for payment obligations by or to the Company or any of its Subsidiaries (excluding purchase orders under pre-existing contracts on standard terms) of at least $3,000,000 or more in the past twelve (12) calendar months or in the twelve (12) calendar month period following the date of this Agreement;

(f) pursuant to which the Company or any of its Subsidiaries has continuing guarantee, “earn-out” or other contingent payment obligations (other than indemnification or performance guarantee obligations provided for in the Ordinary Course of Business), that would reasonably be expected to result in payments in excess of $500,000 in each case or in excess of $1,000,000 in the aggregate;

(g) that constitutes a settlement, conciliation or similar agreement (A) pursuant to which the Company or any of its Subsidiaries is obligated after the date of this Agreement to pay consideration to a Governmental Entity in excess of $500,000 individually or in the aggregate or (B) that would otherwise limit or adversely affect the operation of the business conducted by the Company and its Subsidiaries in any material respect after the Closing;

(h) pursuant to which any indebtedness to any third party for borrowed money of the Company or any of its Subsidiaries is outstanding with respect to a principal amount in excess of $1,000,000 individually or $2,000,000 in the aggregate for indebtedness to all third parties;

(i) that was entered into after May 1, 2015 and provides for the acquisition or disposition, directly or indirectly (by merger or otherwise), of a business, capital stock, other equity interests or all or substantially all the assets of another Person; or

(j) pursuant to which the Company or any of its Subsidiaries would be obligated to pay to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with any financing in excess of $500,000, any acquisition of another Person or of all or a substantial portion of the assets of another Person, or any sale of the Company or any of its Subsidiaries, any of their respective businesses, or of all or a material portion of the assets or equity of the Company or any of its Subsidiaries (whether through an acquisition or sale of assets or equity, a merger, a consolidation, or another business combination or transaction).

“Company Meeting” has the meaning set forth in Section 6.2(a).

“Company Permits” has the meaning set forth in Section 3.16.

“Company Personal Information” means all data or information controlled, owned, stored, used or processed by the Company or any of its Subsidiaries that can be used to identify contact, or locate an individual customer or natural person (such as name, postal address, email address, telephone number, date of birth, Social Security number (or its equivalent), driver’s license number, account number, personal identification number, health or medical information (or any other unique identifier or one or more factors specific to the Person’s physical, physiological, mental, economic or social identity), regardless of the media in which it is contained.

“Company Product” means all “drugs” and “devices” (as those terms are defined in Section 201 of the FDCA) and other products subject to the FDCA or any similar law in any foreign jurisdiction that are being researched, tested, developed, commercialized, manufactured, sold or distributed by or on behalf of the Company or any of its Subsidiaries.

“Company PSUs” mean any performance-based share units with respect to shares of Company Common Stock granted under any Company Stock Plan.

“Company RSUs” mean restricted stock units with respect to shares of Company Common Stock granted under any Company Stock Plan.

“Company SEC Reports” has the meaning set forth in Section 3.5(a).

“Company Severance Practices” has the meaning set forth in Section 5.1(j).

“Company Shareholder Approval” has the meaning set forth in Section 3.4(a).

“Company Stock Option” means each option to purchase shares of Company Common Stock granted pursuant to any Company Stock Plan. For the avoidance of doubt, the term Company Stock Option, shall not be deemed to include any options outstanding under the Company ESPP.

“Company Stock Plan” means the Company’s Amended and Restated 1997 Non-Qualified Stock Option Plan for Non-Employee Directors, the Company’s 2007 Stock Option Plan and the Company’s Amended and Restated 2009 Stock Incentive Plan.

“Company’s Knowledge” means the actual knowledge as of the date hereof (without any duty to inquire or investigate) of the individuals identified in Section 10.1 of the Company Disclosure Schedule.

“Confidentiality Agreement” means the confidentiality agreement, dated as of October 17, 2017, between the Company and Altaris Capital Partners, LLC.

“Contract” means, with respect to any Person, any contract, lease, license, indenture, note, agreement or other legally binding instrument to which such Person or its Subsidiaries is a party or by which any of their respective properties, rights or assets is bound.

“Credit Facility” means the Credit Agreement, dated November 23, 2015, by and among the Company, the financial institutions identified therein as lenders and JPMorgan Chase Bank, N.A., as Administrative Agent.

“Current D&O Insurance” means the current directors’ and officers’ liability insurance policies maintained by the Company as of the date of this Agreement.

“Debt Financing Sources” means the lenders and the other Persons committing to fund or arrange, or that have otherwise entered into agreements in connection with all or any part of, the Debt Financing, together with their respective Affiliates, equityholders, members, partners, officers, directors, employees, agents, advisors and representatives, including in connection with any alternative financing in accordance with this Agreement.

“Dissenting Shares” has the meaning set forth in Section 2.4(a).

“Effective Time” has the meaning set forth in Section 1.2.

“EMA” means European Medicines Agency.

“Environmental Law” means any applicable law, regulation, order, decree or permit requirement of any governmental jurisdiction relating to: (a) the protection, investigation or restoration of the environment, human health and safety, or natural resources, (b) the handling, use, storage, treatment, transport, disposal, release or threatened release of any Hazardous Substance or (c) noise, odor or wetlands protection.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity which is a member of (a) a controlled group of corporations (as defined in Section 414(b) of the Code), (b) a group of trades or businesses under common control (as defined in Section 414(c) of the Code) or (c) an affiliated service group (as defined under Section 414(m) of the Code or the regulations under Section 414(o) of the Code), any of which includes or included the Company or any of its Subsidiaries.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FDA” means the U.S. Food and Drug Administration.

“FDCA” means U.S. Food, Drug, and Cosmetic Act of 1938, as amended.

“Fraud” means an actual and intentional fraud committed by a Person with the specific intent to deceive and mislead a party.

“GAAP” means United States generally accepted accounting principles.

“Government Contract” means any Contract with any United States Governmental Entity.

“Governmental Entity” means any foreign or domestic court, arbitrational tribunal, administrative agency or commission or other governmental or regulatory authority, agency or instrumentality, or any self-regulatory body or organization having authority or jurisdiction over the activities of any party or any Subsidiary of any party.

“Hazardous Substance” means: (a) any substance that is regulated or which falls within the definition of a “hazardous substance,” “hazardous waste” or “hazardous material” pursuant to any Environmental Law or (b) any petroleum product or by-product, asbestos-containing material, polychlorinated biphenyls, radioactive materials or radon.

“Healthcare Laws” means (a) the FDCA (including all applicable registration and listing requirements set forth in Section 510 of the FDCA (21 U.S.C.A § 360) and 21 C.F.R. Part 807); (b) federal Medicare and Medicaid statutes (Title XVIII and Title XIX of the Social Security Act); (c) Patient Protection and Affordable Care Act; (d) the Physician Payments Sunshine Act; (e) the federal AntiKickback Statute (42 U.S.C.A § 1320a7b(b)), Stark Law (42 U.S.C.A § 1395nn), False Claims Act (31 U.S.C.A § 3729 et seq.), Health Insurance Portability and Accountability Act of 1996 (42 U.S.C.A § 1320d et seq.) (HIPAA), as amended by the Health Information Technology for Economic and Clinical Health Act; (f) state or provincial device licensing, disclosure and reporting requirements; (g) the Federal Trade Commission Act; and (h) any comparable federal, state, foreign, provincial or local laws for any of the foregoing, in each case as amended.

“Healthcare Regulatory Authority” means any federal, national, state, local, foreign or multinational governmental health regulatory agency or authority with jurisdiction over (a) the research, development, marketing, labeling, sale, distribution, use, handling and control, safety, efficacy, reliability, manufacturing, approval, licensing of any drug or medical device, (b) healthcare programs under which such products are purchased or (c) the protection of personal health information. References in this Agreement to Healthcare Regulatory Authority shall be deemed to include the EMA and the FDA, the Centers for Medicare & Medicaid Services, the U.S. Department of Justice, the U.S. Department of Health and Human Services, Office of Civil Rights, and the Federal Trade Commission and their equivalent foreign entities.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indemnified Party” means each Person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time a director, manager or officer of the Company or any of its Subsidiaries.

“Intellectual Property” means (a) patents, patent applications, inventions and invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, (b) trademarks, service marks, trade dress, logos, trade names, corporate names, Internet domain names, design rights and other source identifiers, together with the goodwill symbolized by any of the foregoing, (c) copyrightable works and copyrights, (d) trade secrets, know-how, processes, ideas, formulae, models, schematics, technology, computer software programs, computer applications and methodologies, (e) other tangible or intangible proprietary or confidential information and materials, (f) all rights in the foregoing and in other similar intangible assets, and (g) all applications and registrations for the foregoing.

“Interim Period” means the period commencing on the date hereof and ending on the earlier of (a) June 9, 2018 and (b) the date the Debt Financing is consummated.

“Intervening Event” means a change in circumstances or development that (a) was not known by the Company Board as of the date of this Agreement and (b) does not relate to an Acquisition Proposal; provided, however, that in no event shall the receipt, existence or terms of an Acquisition Proposal or Superior Proposal or any matter relating thereto constitute an Intervening Event.

“Lien” means any mortgage, security interest, pledge, lien, charge or encumbrance, other than (a) mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other statutory liens arising in the Ordinary Course of Business, (b) liens for Taxes, assessments and other governmental charges and levies that are not due and payable or that are being contested in good faith by appropriate proceedings and for which reserves have been reflected on the Company Balance Sheet to the extent required by GAAP, (c) liens arising from actions of the Parent or the Merger Sub (including in connection with any financing), (d) with respect to real property, liens, defects or irregularities in title, easements, rights-of-way, covenants, restrictions, and other, similar matters of record that are, in each case, shown in public records, (e) liens on goods in transit incurred pursuant to documentary letters of credit, in each case arising in the Ordinary Course of Business, (f) liens arising under applicable securities laws, (g) non-exclusive licenses of Company Intellectual Property owned or purported to be owned by the Company or any of its Subsidiaries granted by the Company or any of its Subsidiaries to its customers in connection with the sale of products in the Ordinary Course of Business and (h) zoning, building and other similar codes and regulations relating to real property.

“Maximum Premium” means 300% of the last annual premium paid prior to the Effective Time for the Current D&O Insurance.

“MBCA” means the Massachusetts Business Corporation Act.

“Merger” has the meaning set forth in the Recitals.

“Merger Consideration” has the meaning set forth in the Recitals.

“Merger Sub” has the meaning set forth in the preamble.

“Nasdaq” means The NASDAQ Stock Market.

“New Plans” means employee benefit plans and other compensatory arrangements of the Parent and its Subsidiaries providing benefits to any Company Employees after the Effective Time.

“Number of Vested PSUs” has the meaning set forth in Section 2.3(c).

“Ordinary Course of Business” means the ordinary course of business consistent in all material respects with past practice.

“Outside Date” means October 10, 2018.

“Parent” has the meaning set forth in the preamble.

“Parent Material Adverse Effect” means any change, event or development that would reasonably be expected to prevent, or materially impair or delay, the ability of the Parent or the Merger Sub to consummate the Merger.

“Parent Termination Fee” means a termination fee of $64,200,000 in cash.

“Paying Agent” means Computershare Trust Company, N.A. or another bank or trust company mutually acceptable to the Parent and the Company, which shall be engaged by the Parent to act as paying agent for the payment of the Merger Consideration to the holders of shares of Company Common Stock outstanding immediately prior to the Effective Time.

“Payment Fund” means cash in an amount sufficient to make payment of the Merger Consideration pursuant to Section 2.1(c) in exchange for all of the outstanding shares of Company Common Stock (other than shares of Company Common Stock cancelled in accordance with Section 2.1(b)).

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, trust, Governmental Entity, unincorporated organization or other entity.

“Pre-Closing Period” means the period commencing on the date of this Agreement and ending at the Effective Time.

“Proxy Statement” has the meaning set forth in Section 3.4(c).

“Qualified Person” has the meaning set forth in Section 6.1(a)(ii).

“Recommendation Change Notice” has the meaning set forth in Section 6.1(b).

“Redacted Fee Letter” means a fee letter from a financing source in which the only redactions relate to fee amounts, “market flex” provisions and “securities demand” provisions, provided that such redactions do not relate to any terms that could adversely affect the conditionality, enforceability, availability, termination or aggregate principal amount of the Debt Financing or other funding being made available by such financing source.

“Release” means any release, spill, emission, leaking, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the indoor or outdoor environment.

“Reporting Tail Endorsement” means a six (6) year extended reporting period endorsement with respect to the Current D&O Insurance, on terms and conditions providing coverage retentions, limits and other material terms substantially equivalent to the Current D&O Insurance.

“Representatives” means, with respect to any Person, such Person’s directors, managers, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives.

“Required Company Shareholder Vote” has the meaning set forth in Section 3.4(d).

“Restrictive Order” has the meaning set forth in Section 6.5(a)(iv).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended.

“SEC” means the United States Securities and Exchange Commission.

“Secretary of State” means the Secretary of the Commonwealth of Massachusetts.

“Securities Act” means the Securities Act of 1933, as amended.

“Significant Customer” has the meaning set forth in Section 3.23.

“Significant Subsidiary” has the meaning ascribed to such term in Rule 1-02(w) of Regulation S-X promulgated pursuant to the Exchange Act.

“Significant Supplier” has the meaning set forth in Section 3.22.

“Solvent” has the meaning set forth in Section 4.7.

“Subsidiary” means, with respect to any Person, another Person (a) of which such first Person owns or controls, directly or indirectly, securities or other ownership interests representing (i) more than 50% of the voting power of all outstanding stock or ownership interests of such second Person or (ii) the right to receive more than 50% of the net assets available for distribution to the holders of outstanding stock or ownership interests upon a liquidation or dissolution, (b) of which the power to vote or direct voting of sufficient voting securities, other voting rights or voting partner interests to elect a majority of the board of directors or other governing body or persons performing similar functions is directly or indirectly held by such Person, or (c) of which such first Person is a general partner or managing member.

“Superior Proposal” means any bona fide written proposal made by a third party after the date of this Agreement to acquire more than 50% of the equity securities or consolidated total assets of the Company and its Subsidiaries, pursuant to a tender or exchange offer, a merger, a consolidation, business combination or recapitalization or a sale of its assets, (a) on terms which the Company Board determines in its good faith judgment to be more favorable to the holders of Company Common Stock than the transactions contemplated by this Agreement (after consultation with its financial and legal advisors), taking into account all the terms and conditions of such proposal and this Agreement (including any written, binding offer by the

Parent to amend the terms of this Agreement, which offer is not revocable prior to the expiration of the four (4) Business Day period following delivery by the Company of any Recommendation Change Notice with respect to such proposal (provided that the Parent may revise its offer in response to any revisions to a Superior Proposal during such four (4) Business Day period)) that the Company Board determines to be relevant and (b) which the Company Board determines to be reasonably capable of being completed on the terms proposed, taking into account all financial, regulatory, legal and other aspects of such proposal that the Company Board determines to be relevant.

“Surviving Corporation” means the Company following the Merger.

“Tax Returns” means all reports, returns, forms, or statements required to be filed with a Governmental Entity with respect to Taxes.

“Taxes” means all taxes or other similar assessments or liabilities in the nature of a tax, including income, gross receipts, ad valorem, premium, value-added, excise, real property, personal property, sales, use, services, transfer, withholding, employment, payroll and franchise taxes imposed by the United States of America or any state, local or foreign or provincial government, or any agency thereof, or other political subdivision of the United States or any such government, and any interest, fines, penalties, or additions to tax imposed or assessed with respect thereto.

“Termination Fee” means a termination fee of $34,800,000 in cash.

“Transactions” means, collectively, the transactions contemplated by this Agreement, including the Merger and the Financing.

“Trigger Event” has the meaning set forth in Section 8.1(e).

“Uncertificated Shares” means uncertificated shares that immediately prior to the Effective Time represented any shares of Company Common Stock.

“Willful Breach” means a material breach of any covenant or agreement set forth in this Agreement that is a consequence of an act, or failure to act, undertaken by the breaching party with the knowledge that the taking of such act, or failure to act, would result in such breach.

ARTICLE X

MISCELLANEOUS

10.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.

10.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly delivered (i) four (4) Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid, (ii) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service, or (iii) on the date of confirmation of receipt (or, the first Business Day following such receipt if the date of such receipt is not a Business Day) of transmission by facsimile or electronic mail, in each case to the intended recipient as set forth below:

(a)	if to the Parent or the Merger Sub, to:

c/o Altaris Capital Partners, LLC
600 Lexington Avenue, 11th Floor
New York, NY 10022
Attn: George Aitken-Davies
E-mail: george.aitken-davies@altariscap.com
Facsimile: +1 212 931-0236

with a copy (which shall not constitute notice) to:

Schiff Hardin LLP
233 South Wacker Drive, Suite 7100
Chicago, Illinois 60606
Attn: Steve E. Isaacs, Esq.
Alex Young, Esq.
E-mail: sisaacs@schiffhardin.com
ayoung@schiffhardin.com
Facsimile: +1 312 258 5600

(b)	if to the Company, to:

Analogic Corporation
8 Centennial Drive
Peabody, MA 01960
Attn: President and Chief Executive Officer
General Counsel
E-mail: fparks@analogic.com
jfry@analogic.com
Facsimile: (978) 977-6811

with a copy (which shall not constitute notice) to:

Wilmer Cutler Pickering Hale and Dorr LLP
60 State Street
Boston, Massachusetts 02109
Attn: Hal J. Leibowitz, Esq.
Andrew R. Bonnes, Esq.
E-mail: hal.leibowitz@wilmerhale.com
andrew.bonnes@wilmerhale.com
Facsimile: +1 617 526 5000

Any party hereto may give any notice or other communication hereunder using any other means (including personal delivery, messenger service, or ordinary mail), but no such notice or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended. Any party hereto may change the address to which notices and other communications hereunder are to be delivered by giving the other parties hereto notice in the manner herein set forth.

10.3 Entire Agreement. This Agreement (including the Schedules and Exhibits hereto and the documents and instruments referred to herein) constitutes the entire agreement among the parties hereto and supersedes any prior understandings, agreements or representations by or among the parties hereto, or between the Company and the Merger Sub or between the Company and the Parent, written or oral, with respect to the subject matter hereof, and the parties hereto specifically disclaim reliance on any such prior understandings, agreements or representations to the extent not embodied in this Agreement. Notwithstanding the foregoing, the Confidentiality Agreement shall remain in effect in accordance with its terms.

10.4 Third Party Beneficiaries. This Agreement is not intended to, and shall not, confer upon any other Person any rights or remedies hereunder, except (a) as set forth in or contemplated by the terms and provisions of Section 6.7 (with respect to which the Indemnified Parties shall be third party beneficiaries), (b) from and after the Effective Time, the rights of holders of shares of Company Common Stock, Company Stock Options, Company RSUs and Company PSUs to receive the consideration set forth in Articles I and II, (c) the rights of Persons who are explicitly provided to be third-party beneficiaries of the Guarantee and the Equity Funding Letter solely to the extent of the rights set forth therein, (d) the rights of the Parent Related Parties and the Company Related Parties set forth in Section 10.10(c) and (e) the rights of the Debt Financing Sources set forth in Section 8.4, Section 10.4, Section 10.5 and Section 10.15 (and in each case, the definitions related thereto).

10.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, and any such assignment without such prior written consent shall be null and void; provided, that, notwithstanding the foregoing, the Parent and the Merger Sub may, from and after the Closing, transfer or assign all or any part of their respective rights, in whole or in part, under this Agreement to any Debt Financing Source or any other any lender (or any administrative or collateral agent on behalf of itself and such lender(s)) as collateral security (it being understood that such transfer or assignment shall not relieve the Parent and the Merger Sub of their respective obligations hereunder or enlarge, alter or change any obligation of any other party hereto). Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns.

10.6 Severability. Any term or provision (or part thereof) of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions (or parts thereof) hereof or the validity or enforceability of the offending term or provision (or part thereof) in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision (or part thereof) hereof is invalid or unenforceable, the court making such determination shall have the power to limit the term or provision (or part thereof), to delete specific words or phrases, or to replace any invalid or unenforceable term or provision (or part thereof) with a term or provision (or part thereof) that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision (or part thereof), and this Agreement shall be enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the parties hereto shall replace such invalid or unenforceable term or provision (or part thereof) with a valid and enforceable term or provision (or part thereof) that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term (or part thereof).

10.7 Counterparts and Signature. This Agreement may be executed in two or more counterparts (including by facsimile or by an electronic scan (including by portable document format (.pdf)) delivered by electronic mail), each of which shall be deemed an original but all of which together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. This Agreement may be executed and delivered by facsimile or by an electronic scan (including by portable document format (.pdf)) delivered by electronic mail.

10.8 Interpretation. Except where expressly stated otherwise in this Agreement, the following rules of interpretation apply to this Agreement: (a) “include”, “includes” and “including” are not limiting; (b) “hereof”, “hereto”, “hereby”, “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement; (c) “date hereof” refers to the date set forth in the initial caption of this Agreement; (d) “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and such phrase does not mean simply “if”; (e) descriptive headings, the table of defined terms and the table of contents are inserted for convenience only and do not affect in any way the meaning or interpretation of this Agreement; (f) definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms; (g) references to a Person are also to its permitted successors and assigns; (h) references to an “Article”, “Section”, “Recital”, “preamble”, “Annex”, “Exhibit” or “Schedule” refer to an Article, Section, Recital or preamble of, or an Annex, Exhibit or Schedule to, this Agreement; (i) references to “$” or otherwise to dollar amounts refer to the lawful currency of the United States; (j) references to a federal, state, local or foreign statute or law include any rules, regulations and delegated legislation issued thereunder; (k) references to a communication by a regulatory agency include a communication by the staff of such regulatory agency; and (l) references to “made available” mean made available through an electronic data room, through EDGAR or otherwise at least twelve (12) hours prior to the execution of this Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party hereto. No summary of this Agreement prepared by any party shall affect the meaning or interpretation of this Agreement.

10.9 Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the Commonwealth of Massachusetts without giving effect to any choice or conflict of law provision or rule (whether of the Commonwealth of Massachusetts or any other jurisdiction) that would cause the application of laws of any jurisdictions other than those of the Commonwealth of Massachusetts.

10.10 Remedies.

(a) Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Person will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Person, and the exercise by a Person of any one remedy will not preclude the exercise of any other remedy.

(b) Irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, as money damages or other legal remedies (including any fees payable pursuant to Section 8.3), even if available, would not be an adequate remedy for any such damages, including if the parties hereto fail to take any action required of them hereunder to consummate this Agreement. Accordingly, in the event of any breach or threatened breach by the Company, on the one hand, or the Parent and/or the Merger Sub, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company, on the one hand, and the Parent and the Merger Sub, on the other hand, shall be entitled to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement, by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement, in each case without posting a bond or other security. The parties acknowledge and agree that (i) the provisions set forth in Section 8.3 and 10.10(c) (A) are not intended to and do not adequately compensate for the harm that would result from a breach of this Agreement and (B) shall not be construed to diminish or otherwise impair in any respect any party’s right to specific enforcement and (c) the right of specific enforcement is an integral part of the Transactions and without that right, neither the Company nor the Parent would have entered into this Agreement. No party hereto shall raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement, or to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the parties under this Agreement. Time shall be of the essence for purposes of this Agreement.

(c) Notwithstanding anything in this Agreement to the contrary:

(i) in the event that the Company shall terminate this Agreement and receive full payment of the Parent Termination Fee pursuant to Section 8.3(c), together with any reimbursement of any applicable expenses pursuant to Section 8.3(d), the receipt of the Parent Termination Fee together with such expenses shall be the sole and exclusive remedy for any and all losses or damages suffered or incurred by the Company or any of its Affiliates or any other Person in connection with this Agreement (and the termination hereof), the Financing Letters or the Guarantee, the Transactions (and the abandonment or termination thereof) or any matter forming the basis for such termination, and none of the Company or any of its Affiliates or any other Person shall be entitled to bring or maintain any claim, action or proceeding against the Parent, the Merger Sub, the Guarantors, any of their respective Affiliates, or any former, current or future general or limited partners, equityholders, financing sources, managers, members, directors or officers of any of the foregoing (collectively, the “Parent Related Parties”) arising out of or in connection with this Agreement, the Financing Letters or the Guarantee, any of the

Transactions (or the abandonment or termination thereof) or any matters forming the basis for such termination (but excluding, for the avoidance of doubt, the Confidentiality Agreement); provided that nothing in this Section 10.10(c) shall limit the rights of the Company, its Subsidiaries and their respective Representatives under the Confidentiality Agreement or to be indemnified and reimbursed for expenses in accordance with Section 6.14(c); and

(ii) in the event that the Parent or its designee shall receive full payment of the Termination Fee pursuant to Section 8.3(b), together with any reimbursement of applicable expenses pursuant to Section 8.3(d), the receipt of the Termination Fee and any applicable expenses referred to in Section 8.3(d) shall be the sole and exclusive remedy for any and all losses or damages suffered or incurred by the Parent, the Merger Sub, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the Transactions (and the abandonment or termination thereof) or any matter forming the basis for such termination, and none of the Parent, the Merger Sub, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any claim, action or proceeding against the Company and its Subsidiaries and any of their respective former, current or future officers, directors, partners, shareholders, managers, members or Affiliates (collectively, “Company Related Parties”) arising out of or in connection with this Agreement, any of the Transactions or any matters forming the basis for such termination.

For the avoidance of doubt, while each of the Company and the Parent may pursue both a grant of specific performance in accordance with Section 10.10(b) and the payment of the Parent Termination Fee or the Termination Fee, as applicable, under Section 8.3(b) or Section 8.3(c) and the reimbursement of expenses under Section 8.3(d) or the recovery of monetary damages, under Section 8.2(a), under no circumstances shall the Company or Parent be permitted or entitled to receive both a grant of specific performance that results in a Closing and any money damages, including all or any portion of the Parent Termination Fee or the Termination Fee, as applicable. The parties acknowledge and agree that the fact that the parties have agreed to this Section 10.10(c) shall not be deemed to affect any party’s right to specific performance under Section 10.10(b). The parties expressly acknowledge and agree that, in light of the difficulty of accurately determining actual damages with respect to the foregoing upon any such termination of this Agreement under circumstances in which the Parent Termination Fee is payable pursuant to Section 8.3(c) or the Termination Fee is payable pursuant to Section 8.3(b), the right to such applicable payment (A) constitutes a reasonable estimate of the damages that will be suffered by reason of any such termination of this Agreement and (B) shall be in full and complete satisfaction of any and all damages arising under this Agreement.

10.11 Submission to Jurisdiction. Except as provided in Section 10.15, each of the parties hereto (a) consents to submit itself to the exclusive personal jurisdiction of the Business Litigation Session of the Superior Court of the Commonwealth of Massachusetts, or, if that court does not have jurisdiction, a federal court sitting in the Commonwealth of Massachusetts in any action or proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined in any such court, (c) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and (d) agrees not to bring any action or proceeding arising out of or relating to this Agreement or any of the transaction contemplated by this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Person with respect thereto. Any party hereto may make service on another party by sending or delivering a copy of the process to the party to be served at the address and in the manner provided for the giving of notices in Section 10.2. Nothing in this Section 10.10, however, shall affect the right of any Person to serve legal process in any other manner permitted by law.

10.12 Disclosure Schedule. The Company Disclosure Schedule shall be arranged in Sections corresponding to the numbered sections contained in this Agreement, and the disclosure in any section shall qualify (a) the corresponding section of this Agreement and (b) the other sections of this Agreement, to the extent that it is reasonably apparent from a reading of such disclosure that it also qualifies or applies to such other sections; provided that no disclosure in any Section of the Company Disclosure Schedule shall modify or qualify any provision of Section 5.1 unless such disclosure is expressly included in Section 5.1 of the Company Disclosure Schedule. The inclusion of any information in the Company Disclosure Schedule shall not be deemed to be an admission or acknowledgment, in and of itself, that such information is required by the terms hereof to be disclosed, is material, has resulted in or would result in a Company Material Adverse Effect or is outside the Ordinary Course of Business.

10.13 Parent Guarantee. The Parent agrees to take all action necessary to cause the Merger Sub or, after the Effective Time, the Surviving Corporation, as applicable, to perform all of its agreements, covenants and obligations under this Agreement. The Parent unconditionally guarantees to the Company the full and complete performance by the Merger Sub or the Surviving Corporation, as applicable, of its respective obligations under this Agreement and shall be liable for any breach of any representation, warranty, covenant or obligation of the Merger Sub or the Surviving Corporation, as applicable, under this Agreement. The Parent hereby waives any right to require any proceeding first against the Merger Sub or the Surviving Corporation in connection with the performance of the Parent’s obligations set forth in this Section 10.13.

10.14 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION ARISING OUT OF, RELATING TO OR IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY, INCLUDING THE MERGER. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.15 Debt Financing Sources Provisions. Notwithstanding anything to the contrary contained in this Agreement, each of the parties hereto: (a) agrees that it will not bring or support any Person in any suit, action or proceeding of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Debt Financing Source in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including, but not limited to, any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof or the financings contemplated thereby, in any forum other than the federal and New York state courts located in the Borough of Manhattan within the City of New York; (b) agrees that, except as specifically set forth in the Debt Commitment Letter, all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Debt Financing Sources in any way relating to the Debt Commitment Letter or the performance thereof or the financings contemplated thereby, shall be exclusively governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to principles or rules or conflict of laws to the extent such principles or rules would require or permit the application of laws of another jurisdiction; and (c) hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation (whether in law or in equity, whether in contract or in tort or otherwise) directly or indirectly arising out of or relating in any way to the Debt Commitment Letter or the performance thereof or the financings contemplated thereby. Notwithstanding anything to the contrary contained in this Agreement, (i) none of the Company or its Subsidiaries (collectively, together with any of their respective Subsidiaries, directors, officers, employees, agents, partners, managers, members, shareholders, or successors or assigns, the “Company Group”) shall have any rights or claims against any Debt Financing Source, in connection with this Agreement, the Debt Commitment Letter, or any of the transactions contemplated by this Agreement or the Debt Commitment Letter, or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof or the financings contemplated thereby, whether at law or equity, in contract, in tort or otherwise, and (ii) no Debt Financing Source shall have any liability (whether in contract, in tort or otherwise) to any member of the Company Group for any obligations or liabilities of any party hereto under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby and thereby or in respect of any oral representations made or alleged to have been made in connection herewith or therewith, including any dispute arising out of or relating in any way to the Debt Commitment Letter or the performance thereof or the financings contemplated thereby, whether at law or equity, in contract, in tort or otherwise.

[Remainder of Page Intentionally Left Blank.]

The Parent, the Merger Sub and the Company have executed this Agreement as of the date set forth in the initial caption of this Agreement.

ANLG HOLDING COMPANY, INC.

By:	/s/ George Aitken-Davies
Name: George Aitken-Davies
Title: President

AC MERGER SUB, INC.

By:	/s/ George Aitken-Davies
Name: George Aitken-Davies
Title: President

ANALOGIC CORPORATION

By:	/s/ Fred B. Parks
Name: Fred B. Parks
Title: President and Chief Executive Officer

EXHIBIT A

Form of Articles of Organization

of the Surviving Corporation

William Francis Galvin Secretary of the Commonwealth One Ashburton Place, Boston, Massachusetts 02108-1512

FORM MUST BE TYPED                             Restated Articles of Organization                         FORM MUST BE TYPED

(General Laws Chapter 156D, Section 10.07; 950 CMR 113.35)

(1)	Exact name of corporation: AC Merger Sub, Inc.

(2)	Registered office address: 155 Federal Street, Suite 700, Boston, MA 02110
(number, street, city or town, state, zip code)

(3)	Date adopted:
(month, day, year)

(4)	Approved by:

        (check appropriate box)

☐	the directors without shareholder approval and shareholder approval was not required;

OR

☒	the board of directors and the shareholders in the manner required by G.L. Chapter 156D and the corporation’s articles of organization.

(5)	The following information is required to be included in the articles of organization pursuant to G.L. Chapter 156D, Section 2.02 except that the supplemental information provided for in Article VIII is not required:*

ARTICLE I

The exact name of the corporation is:

Analogic Corporation

ARTICLE II

Unless the articles of organization otherwise provide, all corporations formed pursuant to G.L. Chapter 156D have the purpose of engaging in any lawful business. Please specify if you want a more limited purpose:**

*	Changes to Article VIII must be made by filing a statement of change of supplemental information form.
**	Professional corporations governed by G.L. Chapter 156A and must specify the professional activities of the corporation.

P.C.

ARTICLE III

State the total number of shares and par value, * if any, of each class of stock that the corporation is authorized to issue. All corporations must authorize stock. If only one class or series is authorized, it is not necessary to specify any particular designation.

WITHOUT PAR VALUE		WITH PAR VALUE
TYPE	NUMBER OF SHARES	TYPE	NUMBER OF SHARES	PAR VALUE
		Common	1,000	$0.01

ARTICLE IV

Prior to the issuance of shares of any class or series, the articles of organization must set forth the preferences, limitations and relative rights of that class or series. The articles may also limit the type or specify the minimum amount of consideration for which shares of any class or series may be issued. Please set forth the preferences, limitations and relative rights of each class or series and, if desired, the required type and minimum amount of consideration to be received.

ARTICLE V

The restrictions, if any, imposed by the articles or organization upon the transfer of shares of any class or series of stock are:

ARTICLE VI

Other lawful provisions, and if there are no such provisions, this article may be left blank.

a) The By-laws may provide that the directors may make, amend or repeal the By-laws in whole or in part, except with respect to any provision thereof which by law or the By-laws requires action by the shareholders.

b) Meetings of the shareholders of the corporation may be held anywhere in the United States.

c) See Exhibit A attached hereto.

Note: The preceding six (6) articles are considered to be permanent and may be changed only by filing appropriate articles of amendment.

*	G.L. Chapter 156D eliminates the concept of par value, however a corporation may specify par value in Article III. See G.L. Chapter 156D, Section 6.21, and the comments relative thereto.

ARTICLE VII

The effective date of organization of the corporation is the date and time the articles were received for filing if the articles are not rejected within the time prescribed by law. If a later effective date is desired, specify such date, which may not be later than the 90th day after the articles are received for filing:

It is hereby certified that these restated articles of organization consolidate all amendments into a single document. If a new amendment authorizes an exchange, or effects a reclassification or cancellation, of issued shares, provisions for implementing that action are set forth in these restated articles unless contained in the text of the amendment.

Specify the number(s) of the article(s) being amended:

Signed by:                                                                                                                                                                                                            ,

(signature of authorized individual)

☐	Chairman of the board of directors,
☐	President,
☐	Other officer,
☐	Court-appointed fiduciary,

on this                                                 day of                                                                                                           ,                                              .

COMMONWEALTH OF MASSACHUSETTS

William Francis Galvin
Secretary of the Commonwealth
One Ashburton Place, Boston, Massachusetts 02108-1512

Restated Articles of Organization
(General Laws Chapter 156D, Section 10.07; 950 CMR 113.35)

I hereby certify that upon examination of these restated articles of organization, duly submitted to me, it appears that the provisions of the General Laws relative to the organization of corporations have been complied with, and I hereby approve said articles; and the filing fee in the amount of $         having been paid, said articles are deemed to have been filed with me this          day of             , 20        , at          a.m./p.m.

                                                                                             time

Effective date:
(must be within 90 days of date submitted)

WILLIAM FRANCIS GALVIN
Secretary of the Commonwealth

Examiner

Name approval	Filing fee: Minimum filing fee $200, plus $100 per article amended, stock increases $100 per 100,000 shares, plus $100 for each additional 100,000 shares or any fraction thereof.
C

M	TO BE FILLED IN BY CORPORATION
Contact Information:

Telephone:

Email:

Upon filing, a copy of this filing will be available at www.sec.state.ma.us/cor. If the document is rejected, a copy of the rejection sheet and rejected document will be available in the rejected queue.

EXHIBIT A

TO

ARTICLES OF ORGANIZATION

OF

ANALOGIC CORPORATION

No director shall be personally liable to the corporation or its shareholders for monetary damages for any breach of fiduciary duty by such director as a director, notwithstanding any other provision of law to the contrary. However, notwithstanding the foregoing, a director shall be liable to the extent required by applicable law (i) for any breach of the director’s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 61 or 62 of Chapter 156B of the Massachusetts General Laws, or (iv) for any transaction from which the director derived any improper personal benefit. No amendment to or repeal of this paragraph shall apply to or have any effect on the liability or alleged liability of any director of the corporation for or with respect to any acts or omissions of such director occurring prior to the date of such amendment or repeal.